                                                                     EXHIBIT 2.1

                             ______________________

                          AGREEMENT AND PLAN OF MERGER

                             ______________________

                                      AMONG

                              DENDREON CORPORATION

                                       AND

                            SEAHAWK ACQUISITION, INC.

                                       AND

                               CHARGER PROJECT LLC

                                       AND

                            CORVAS INTERNATIONAL, INC

                             ______________________

                             DATED FEBRUARY 24, 2003

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I        THE COMBINATION...............................................2

     1.01.   Effective Time of the Merger......................................2

     1.02.   Closing...........................................................2

     1.03.   Effects of the Merger.............................................2

     1.04.   The LLC Merger....................................................3

     1.05.   Effects of the Merger.............................................3

ARTICLE II       CONVERSION OF SECURITIES......................................4

     2.01.   Conversion of Capital Stock.......................................4

     2.02.   Conversion of Securities in LLC Merger............................5

     2.03.   Exchange of Certificates..........................................5

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF CORVAS......................7

     3.01.   Organization of Corvas............................................7

     3.02.   Corvas Capital Structure..........................................7

     3.03.   Authority, No Conflict, Required Filings and Consents.............8

     3.04.   SEC Filings; Financial Statements.................................9

     3.05.   No Undisclosed Liabilities.......................................10

     3.06.   Absence of Certain Changes or Events.............................10

     3.07.   Taxes............................................................11

     3.08.   Tangible Properties..............................................11

     3.09.   Intellectual Property............................................12

     3.10.   Agreements, Contracts, and Commitments...........................14

     3.11.   Litigation.......................................................15

     3.12.   Environmental Matters............................................15

     3.13.   Regulatory Compliance............................................16

     3.14.   Employee Benefit Plans...........................................18

     3.15.   Compliance with Laws.............................................19

     3.16.   Interested Party Transactions....................................19

     3.17.   No Existing Discussions..........................................19

     3.18.   No Secured Debt..................................................20

     3.19.   Opinion of Financial Advisor.....................................20

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     3.20.   Corvas' Tax Representation Relating to Reorganization............20

     3.21.   Insurance........................................................20

     3.22.   Employment Matters...............................................20

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF DENDREON, SUB AND LLC......21

     4.01.   Organization of Dendreon, Sub and LLC............................21

     4.02.   Dendreon Capital Structure.......................................21

     4.03.   Authority, No Conflict, Required Filings and Consents............22

     4.04.   SEC Filings; Financial Statements................................23

     4.05.   No Undisclosed Liabilities.......................................24

     4.06.   Absence of Certain Changes or Events.............................24

     4.07.   Taxes............................................................25

     4.08.   Tangible Properties..............................................25

     4.09.   Intellectual Property............................................26

     4.10.   Agreements, Contracts, and Commitments...........................28

     4.11.   Litigation.......................................................29

     4.12.   Environmental Matters............................................29

     4.13.   Regulatory Compliance............................................30

     4.14.   Employee Benefit Plans...........................................32

     4.15.   Compliance with Laws.............................................33

     4.16.   Interested Party Transactions....................................33

     4.17.   No Existing Discussions..........................................33

     4.18.   No Secured Debt..................................................33

     4.19.   Opinion of Financial Advisor.....................................34

     4.20.   Dendreon's Tax Representation Relating to Reorganization.........34

     4.21.   Insurance........................................................34

     4.22.   Employment Matters...............................................34

     4.23.   Ownership and Interim Operations of Sub and LLC..................34

ARTICLE V        CONDUCT OF BUSINESS..........................................35

     5.01.   Covenants of Dendreon and Corvas.................................35

     5.02.   Cooperation......................................................37

ARTICLE VI       ADDITIONAL AGREEMENTS AND COVENANTS..........................37

     6.01.   No Solicitation by Corvas........................................37

                                       ii

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     6.02.   No Solicitation by Dendreon......................................38

     6.03.   Joint Proxy Statement; Registration Statement....................40

     6.04.   Access to Information............................................41

     6.05.   Corvas  Stockholders' Meetings...................................41

     6.06.   Dendreon  Stockholders' Meetings.................................43

     6.07.   Legal Conditions to Merger.......................................44

     6.08.   Payment of Taxes.................................................44

     6.09.   Affiliates.......................................................44

     6.10.   Public Disclosure................................................44

     6.11.   Tax-Free Reorganization..........................................44

     6.12.   NASDAQ Quotation.................................................45

     6.13.   Stock Plans and Other Options....................................45

     6.14.   Consents.........................................................47

     6.15.   Brokers or Finders...............................................47

     6.16.   Employee Benefits; Employee Issues...............................47

     6.17.   Reports..........................................................48

     6.18.   Notification of Certain Matters..................................48

     6.19.   Additional Agreements; Reasonable Efforts........................49

     6.20.   Continuing Indemnification.......................................49

     6.21.   Board of Directors of Dendreon...................................49

ARTICLE VII      CONDITIONS TO MERGER.........................................50

     7.01.   Conditions to Each Party's Obligation To Effect the Merger.......50

     7.02.   Additional Conditions to Obligations of Dendreon and Sub.........50

     7.03.   Additional Conditions to Obligations of Corvas...................51

ARTICLE VIII     TERMINATION AND AMENDMENT....................................52

     8.01.   Termination......................................................52

     8.02.   Effect of Termination............................................54

     8.03.   Fees and Expenses................................................54

     8.04.   Amendment........................................................56

     8.05.   Extension; Waiver................................................56

ARTICLE IX       MISCELLANEOUS................................................56

     9.01.   Nonsurvival of Representations, Warranties, and Agreements.......56

                                       iii

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     9.02.   Notices..........................................................56

     9.03.   Interpretation...................................................57

     9.04.   Counterparts.....................................................57

     9.05.   Entire Agreement, No Third Party Beneficiaries...................57

     9.06.   Governing Law....................................................58

     9.07.   Assignment.......................................................58

     9.08.   Definitions......................................................58

                                       iv

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated February 24, 2003, is by and among DENDREON CORPORATION, a Delaware corporation, ("Dendreon"), SEAHAWK ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Dendreon ("Sub"), CHARGER PROJECT LLC, a Delaware limited liability company of which Dendreon is the sole member ("LLC") and CORVAS INTERNATIONAL, INC., a Delaware corporation, ("Corvas").

         WHEREAS, the Boards of Directors of each of Dendreon, Sub, and Corvas and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders that Dendreon and Corvas combine in order to advance the long-term business interests of Dendreon and Corvas;

         WHEREAS, the strategic combination of Dendreon and Corvas shall be effected in accordance with the Delaware General Corporation Law (the "Delaware Law") and the terms of this Agreement through a transaction in which (i) Sub will merge with and into Corvas (the "Merger"), Corvas will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Dendreon, and the stockholders of Corvas will become stockholders of Dendreon, and (ii) Corvas, as the surviving corporation in the Merger, will merge with and into LLC (the "LLC Merger"), and LLC will be the surviving entity in the LLC Merger (the Merger and the LLC Merger being herein referred to as the "Combination";

         WHEREAS, the Board of Directors of Corvas (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Corvas and fair to, and in the best interests of Corvas and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of Corvas adopt this Agreement.

         WHEREAS, the Board of Directors of Dendreon (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Dendreon and is fair to, and in the best interests of, Dendreon and its stockholders, (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of Dendreon approve the issuance of shares of Dendreon Common Stock in connection with the Merger (the "Share Issuance").

         WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;

         WHEREAS, concurrently with the execution of this Agreement, (i) as a condition and inducement to Dendreon's willingness to enter into this Agreement, certain stockholders of Corvas are entering into a Lockup and Voting Agreement whereby such stockholders have agreed to vote their shares of Corvas Common Stock in favor of the adoption of this Agreement

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and as to certain other matters and (ii) as a condition and inducement to
Corvas' willingness to enter into this Agreement, certain stockholders of Dendreon are entering into a substantially similar Lockup and Voting Agreement whereby such stockholders have agreed to vote their shares of capital stock of Dendreon in favor of the Share Issuance and as to certain other matters;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I

                                 THE COMBINATION

         1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger giving effect to the agreement of the parties described in this Article I (the "Certificate of Merger"), shall be duly executed and acknowledged by the Continuing Corporation (as defined in Section 1.03), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware Law, as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         1.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Pacific time, on a date to be specified by Dendreon and Corvas (the "Closing Date"), which shall be no later than the second business day after satisfaction, or written waiver by the party or parties having the benefit of such conditions, of all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Stoel Rives LLP, Seattle, Washington, unless another date or place is agreed to in writing by Dendreon and Corvas. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         1.03. Effects of the Merger.

         (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Corvas, with Corvas as the surviving corporation in the Merger (Sub and Corvas are sometimes referred to below as the "Constituent Corporations" and Corvas is sometimes referred to below as the "Continuing Corporation"), (ii) the Certificate of Incorporation of Corvas shall be amended so that Section IV of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share," and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Continuing Corporation, and (iii) the Bylaws of Corvas as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation.

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         (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

         1.04. The LLC Merger. Immediately following the Effective Time of the Merger, Dendreon shall cause LLC to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the LLC Merger (the "LLC Certificate of Merger") conforming to the requirements of the Delaware Law. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

         1.05. Effects of the LLC Merger.

         (a) At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described in Section 1.04 (the "LLC Effective Time"), (i) the separate existence of Corvas shall cease and Corvas shall be merged with and into LLC, with LLC as the surviving entity in the LLC Merger (LLC and Corvas are sometimes referred to below as the "LLC Constituent Entities" and LLC is sometimes referred to below as the "Continuing LLC"), and (ii) the Certificate of Formation and the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger.

         (b) At and after the LLC Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all and singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and

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may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Corvas Common Stock or capital stock of Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

         (b) Cancellation of Corvas Common Stock. All shares of Corvas Common Stock (i) that are held by Corvas as treasury stock or otherwise or (ii) that are held by Dendreon or Sub ((i) and (ii), collectively, "Excluded Shares") shall be canceled and retired and shall cease to exist and no stock of Dendreon or other consideration shall be delivered in exchange therefor.

         (c) Exchange Ratio for Corvas Common Stock. Subject to Section 2.02, each issued and outstanding share of Corvas Common Stock, other than Excluded Shares, together with all Rights under the Corvas Rights Agreement (as such terms are defined in Section 3.02(a)) attached to such share shall be converted into the right to receive 0.45 shares (the "Conversion Number") of Dendreon Common Stock, together with the associated Rights under the Dendreon Rights Agreement. The Conversion Number shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Rights under the Corvas Rights Agreement or the Dendreon Rights Agreement (as defined in Section 4.02(a)) in Dendreon Common Stock or Corvas Common Stock following the date of this Agreement. All shares of Dendreon Common Stock into which the shares of Corvas Common Stock and attached Rights are converted shall be fully paid and nonassessable and will have Rights attached thereto in accordance with the Dendreon Rights Agreement. All shares of Corvas Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of Corvas Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of Dendreon Common Stock and any cash in lieu of fractional shares of Dendreon Common Stock to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with
Section 2.02, without interest.

         (d) Fractional Shares. No scrip or fractional shares of Dendreon Common Stock shall be issued in the Merger. All fractional shares of Dendreon Common Stock to which a holder of Corvas Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled after the later of (i) the Effective Time or (ii) the surrender of such shareholder's Certificate or Certificates, to receive from Dendreon an amount in cash in lieu of such fractional share, based on the closing sale prices of Dendreon Common Stock on the

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Nasdaq National Market on the Closing Date. Dendreon will make available to the
"Exchange Agent" (as defined in Section 2.02) the cash necessary for the purpose of paying for fractional shares.

         (e) Corvas Stock Options. At the Effective Time, all then outstanding options to purchase Corvas Common Stock under Corvas' employee stock incentive plans listed in Schedule 3.02 of the Corvas Disclosure Schedule (collectively, the "Corvas Option Plans") and all outstanding other options to purchase Corvas Common Stock listed in Schedule 3.02 of the Corvas Disclosure Schedule (collectively, the "Corvas Non-Plan Options") will be assumed by Dendreon in accordance with Section 6.13.

         2.02. Conversion of Securities in LLC Merger. By virtue of the LLC Merger and without any further action on the part of the Continuing Corporation, LLC or Continuing LLC, (i) each limited liability company interest of LLC then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one limited liability company interest of the Surviving LLC and (ii) each share of common stock of the Continuing Corporation then outstanding shall be converted into limited liability company interest of the Surviving LLC.

         2.03. Exchange of Certificates.

         (a) Dendreon shall authorize Mellon Investor Services LLC, or such other firm as is reasonably acceptable to Corvas, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Dendreon shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Dendreon Common Stock to which the holders of Corvas Common Stock are entitled pursuant to this Article II, together with cash sufficient to pay for fractional shares then known to Dendreon (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Dendreon, deliver the number of shares of Dendreon Common Stock and pay the amounts of cash provided for in Section 2.01 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Dendreon and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Dendreon, Sub, and Corvas prior to the Effective Time.

         (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder who, as of the Effective Time, was a holder of a Certificate a form of letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing that number of whole shares of Dendreon Common Stock to which such holder of Corvas Common Stock shall have become entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to

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which such holder shall have become entitled pursuant to Section 2.01(d) and the
Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. Dendreon shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Dendreon Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Dendreon shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by Dendreon otherwise would cause the Combination to fail to qualify as a reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate (whether the consideration to be received is a certificate representing shares of Dendreon Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Dendreon Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.03, each Certificate (other than Certificates representing treasury shares of Corvas) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Dendreon Common Stock into which such shares of Corvas Common Stock shall have been so converted. No dividends that are otherwise payable on Dendreon Common Stock will be paid to persons entitled to receive Dendreon Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Dendreon Common Stock shall be issued any dividends on such Dendreon Common Stock that shall have a record date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Corvas Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

         (c) In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.01 and in accordance with
Section 167 of the Delaware Law, to deliver to Dendreon a bond in such reasonable sum as Dendreon may direct as indemnity against any claim that may be made against the Exchange Agent, Dendreon, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of Corvas Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.01. After the Effective Time, the shares of Corvas Common Stock shall be delisted from the Nasdaq National Market.

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

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Corvas for six months after the Effective Time shall be returned to Dendreon, upon demand, and any holder of Corvas Common Stock who has not theretofore complied with Section 2.03(b) shall thereafter look only to Dendreon for issuance of the number of shares of Dendreon Common Stock and other consideration to which such holder has become entitled pursuant to Section 2.01, provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Corvas Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CORVAS

         Corvas represents and warrants to Dendreon, Sub and LLC that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the Disclosure Schedule delivered by Corvas to Dendreon on or before the date of this Agreement (the "Corvas Disclosure Schedule"). The Corvas Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III.

         3.01. Organization of Corvas. Corvas is a corporation duly organized, validly existing, and in good standing under the Delaware Law, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Corvas. Corvas does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by Corvas and comprising less than one percent of the outstanding equity of such company.

         3.02. Corvas Capital Structure.

         (a) The authorized capital stock of Corvas consists of 75,000,000 shares of Common Stock, $0.001 par value ("Corvas Common Stock"), and 10,000,000 shares of Preferred Stock, $0.001 par value ("Corvas Preferred Stock"). On February 21, 2003, (i) 27,590,647 shares of Corvas Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable,
(ii) no shares of Corvas Common Stock were held in the treasury of Corvas, (iii) 4,197,060 shares of Corvas Common Stock were reserved for future issuance pursuant to stock options granted and outstanding or available for grant under the Corvas Option Plans, (iv) an aggregate of 45,000 shares of Corvas Common Stock were reserved for future issuance pursuant to granted and outstanding Corvas Non-Plan Options, (v) 4,483,707 shares of Corvas Common Stock were reserved for future issuance pursuant to the terms of Corvas' outstanding 5.5% Convertible Senior Subordinated Notes (the "Notes"), and (vi) 500,000 shares of Corvas Series C Junior Participating Preferred Stock were reserved for future issuance upon exercise of rights ("Rights") granted under the Rights Agreement, dated as of September 18, 1997, between

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Corvas and American Stock Transfer and Trust Company (the "Corvas Rights
Agreement"). The Corvas Rights Agreement has not been amended. Since February 21, 2003, no shares of Corvas Common Stock have been issued except pursuant to the exercise of options granted under the Corvas Option Plans, nor has Corvas become obligated to issue any additional shares of Corvas Common Stock other than pursuant to additional grants of options under the Corvas Option Plans, each of which grants has been made in the ordinary course of Corvas' business and in accordance with existing policies. None of the shares of Corvas Preferred Stock are issued and outstanding and Corvas is not obligated to issue any such shares except upon exercise of Rights granted under the Corvas Rights Plan. There are no obligations, contingent or otherwise, of Corvas to repurchase, redeem, or otherwise acquire any shares of Corvas Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

         (b) Except as set forth in this Section 3.02, there are no (i) equity securities of any class of Corvas, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding, (ii) options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Corvas is a party or by which it is bound obligating Corvas to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Corvas or obligating Corvas, to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement ((i) and (ii) collectively, "Corvas Stock Rights"). Corvas is not a party to, nor is Corvas aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Corvas or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Corvas.

         (c) As of January 31, 2003, there were outstanding $12.63 million in aggregate principal amount of Notes and interest accreted thereon and any applicable withholding taxes that may be incurred in connection with accreted interest. As provided therein, the principal and interest payable on the Notes is convertible into Corvas Common Stock; the conversion price of $3.25 per share has not been adjusted in any respect. Corvas has not agreed, directly or indirectly, to any modification or amendment of any term of the Notes since their issuance.

         3.03. Authority, No Conflict, Required Filings and Consents.

         (a) Corvas has all requisite corporate power and authority to enter into this Agreement and (subject to obtaining the Required Corvas Stockholder Vote (as defined in Section 3.03(d))) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Corvas and the consummation of the transactions by Corvas contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Corvas, subject only to the approval of the Merger by Corvas' stockholders under the Delaware Law. This Agreement has been duly executed and delivered by Corvas and constitutes the valid and binding obligation of Corvas, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (b) The execution and delivery of this Agreement by Corvas does not, and, subject to obtaining the Required Corvas Stockholder Vote, the consummation of the transactions contemplated by this Agreement by Corvas will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Corvas, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which Corvas is a party or by which Corvas or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Corvas or any of its properties or assets, except in the case of each of (ii) and (iii) for any breach, violation or conflict which would not have a Material Adverse Effect on Corvas.

         (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to Corvas in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) The affirmative vote of the holders of a majority of the shares of Corvas Common Stock outstanding on the record date for the Corvas Stockholders' Meeting (the "Required Corvas Stockholder Vote") is the only vote of the holders of any class or series of Corvas' capital stock necessary for Corvas to effect the Merger and consummate the transactions contemplated in this Agreement.

         3.04. SEC Filings; Financial Statements.

         (a) Corvas has filed all forms, reports, and documents required to be filed by Corvas with the SEC since January 1, 1999 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Corvas SEC Reports"). The Corvas SEC Reports (i) at the time filed, with respect to all of the Corvas SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Corvas SEC Reports or necessary in order to make the statements in such Corvas SEC Reports, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes) contained in the Corvas SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Corvas at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Corvas as of September 30, 2002 included in Corvas' Quarterly Report on Form 10-Q filed with the SEC with respect to the quarter then ended is referred to herein as the "Corvas Balance Sheet."

         (c) Corvas has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Principal Financial and Accounting Officer of Corvas to engage in the review and evaluation process mandated by the Exchange Act. Corvas' "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Corvas in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Corvas' management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Principal Financial and Accounting Officer of Corvas required under the Exchange Act with respect to such reports.

         3.05. No Undisclosed Liabilities. Except as set forth in Schedule 3.05 of the Corvas Disclosure Schedule or as otherwise disclosed in the Corvas SEC Reports, Corvas does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Corvas, other than (i) liabilities reflected in the Corvas Balance Sheet, (ii) obligations to perform under contracts either disclosed in the Corvas SEC Reports or in the Corvas Disclosure Schedule, and
(iii) normal or recurring liabilities incurred since the date of the Corvas Balance Sheet, in the ordinary course of business consistent with past practices.

         3.06. Absence of Certain Changes or Events. Since the date of the Corvas Balance Sheet, Corvas has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on Corvas, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Corvas having a Material Adverse Effect on Corvas, (iii) any material change by Corvas in its accounting methods, principles, or practices to which Dendreon has not previously consented in writing, (iv) any revaluation by Corvas or any of its assets having a Material Adverse Effect on Corvas, or (v) except as disclosed in Schedule 3.06 of the Corvas Disclosure Schedule, any other action or event that would have required the consent of Dendreon pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

         3.07. Taxes.

         (a) All returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns"), of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by Corvas have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Corvas has paid or has made adequate provision for the payment of all Taxes.

         (b) As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Corvas with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Corvas, proposed with respect to any Tax Return of or with respect to Corvas and there are no liens for Taxes upon the assets or properties of Corvas, except liens for Taxes not yet delinquent.

         (c) There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Corvas of or for an extension of time for the assessment or payment of any Taxes. Corvas has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Corvas is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Corvas, and to the knowledge of Corvas the IRS has not proposed any such adjustment or change in accounting method.

         (d) To the knowledge of Corvas, Corvas has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

         (e) Corvas has not filed a consent under Section 341(f) of the Code. Corvas is not a party to any Tax allocation or Tax sharing arrangements.

         3.08. Tangible Properties.

         (a) Real Property. Corvas has provided or made available to Dendreon a true and complete list of all real property owned by Corvas and real property leased pursuant to leases ("Leases") by Corvas as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding obligations of Corvas and, to Corvas' knowledge, of each other party thereto, in accordance with their respective terms, as those terms are reflected in documents provided to Dendreon, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and Corvas is not in material default under any such Lease.

         (b) Tangible Personal Property. All material items of tangible personal property of Corvas are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for use in the conduct of Corvas' business. Corvas has and will have good and marketable title to all of material personal property owned by it, free and clear of all security interests, mortgages, liens, pledges, charges, valid claims or encumbrances of any kind or character other than liens (i) for taxes not yet due and payable; or (ii) incurred in the ordinary course of Corvas' business that do not, individually or in the aggregate, have a Material Adverse Effect on Corvas.

         3.09. Intellectual Property.

         (a) Ownership of Intellectual Property Assets. Corvas owns or has valid rights or licenses to use all of the Corvas Intellectual Property Assets. All Corvas Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and Corvas has the right to use without payment to a third party all of such Corvas Intellectual Property Assets. No claim is pending against Corvas or, to Corvas' knowledge, threatened against Corvas or its officers, employees or consultants to the effect that Corvas' right, title and interest in and to any of the Corvas Intellectual Property Assets is invalid or unenforceable by Corvas. Corvas is not aware of any material information that would adversely affect the validity or enforceability of any of the Patents, Marks, Trade Secrets or Copyrights which constitute Corvas Intellectual Property Assets. All former and current employees, consultants and contractors of Corvas who were involved in, or who contributed to, the creation or development of any of the Corvas Intellectual Property Assets have executed written instruments with Corvas that assign to Corvas all of such Person's rights to any inventions, improvements, discoveries, writings or information constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, no employee of Corvas has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Corvas. A complete list of Corvas Products is provided in Section 3.09(a) of the Corvas Disclosure Schedule.

         (b) Patents. Schedule 3.09(b) of the Corvas Disclosure Schedule sets forth a complete and accurate list of all Patents constituting Corvas Intellectual Property Assets. All of such Patents are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use.) All of such issued Patents are valid and enforceable. In each case where such an issued Patent is held by Corvas by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such issued Patent or patent application has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Corvas' knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Material Adverse Effect on Corvas. All Corvas Products made, used or sold under the Patents have been marked with the proper patent notice.

         (c) Trademarks. Schedule 3.09(c) of the Corvas Disclosure Schedule sets forth a complete and accurate list of all Marks constituting Corvas Intellectual Property Assets. All such Marks that have been registered with the U. S. Patent and Trademark Office or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are, to Corvas' knowledge, valid and enforceable in the jurisdictions in which they are registered. In each case where such a Mark is held by Corvas by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Corvas' knowledge, no such action is threatened against Corvas with respect to any of such Marks. All Corvas Products and materials containing a Mark bear the proper notice where required by law.

         (d) Copyrights. Corvas does not have any Copyrights registered with the
U. S. Copyright Office.

         (e) Trade Secrets. Corvas has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of Corvas and any other Persons with access to the Trade Secrets constituting Corvas Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Corvas Intellectual Property Assets have not been disclosed by Corvas to any Person other than employees or contractors of Corvas who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or to other persons under confidentiality and non-disclosure agreements. To the knowledge of Corvas, Corvas has the right to use, free and clear of claims of third parties, all Trade Secrets constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, no third party has asserted that the use by Corvas of any Trade Secret constituting Corvas Intellectual Property Assets violates the rights of such third party.

         (f) Exclusivity of Rights. Corvas has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Corvas Intellectual Property Assets owned or exclusively licensed by Corvas. Corvas (i) has not licensed or granted to anyone rights of any nature to use any of the Corvas Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for Corvas' ownership, use, license or transfer of any of the Corvas Intellectual Property Assets.

         (g) Licenses Received. All material licenses or other material agreements under which Corvas is granted rights by others in Corvas Intellectual Property Assets are listed in Schedule 3.09(g) of the Corvas Disclosure Schedule. For the purpose of the foregoing sentence, licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license shall not be deemed material. Except as set forth in Schedule 3.09(g) of the Corvas Disclosure Schedule: (i) all licenses or other agreements under which Corvas is granted rights by others in Corvas Intellectual Property Assets are in full force and effect, (ii) to the knowledge of Corvas, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of Corvas under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Material Adverse Effect on Corvas. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Dendreon, and to the knowledge of Corvas, the licensors under the licenses and other agreements under which Corvas is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

         (h) Licenses Granted. All licenses or other agreements under which Corvas has granted rights to others in Corvas Intellectual Property Assets are listed in Schedule 3.09(h) of the Corvas Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect and, to the knowledge of Corvas, there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Dendreon.

         (i) Sufficiency. The Corvas Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Corvas Products and are all of the Intellectual Property Assets necessary for the operation of Corvas' business as currently conducted.

         (j) Infringement. None of the Corvas Products developed or under development, manufactured or sold by Corvas, nor any process or know-how used by Corvas in connection therewith, infringes, conflicts with or misappropriates any Copyright or Trade Secret of any Person, or to Corvas' knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

         (k) Corvas Nondisclosure Contracts. To the knowledge of Corvas, each of the Corvas Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and, to Corvas' knowledge, no such third party is in material breach of any such Corvas Nondisclosure Contract. A complete list of all Corvas Nondisclosure Contracts is provided in Section 3.09(k) of the Corvas Disclosure Schedule

         3.10. Agreements, Contracts, and Commitments. Schedule 3.10 of the Corvas Disclosure Schedule lists (i) all material contracts of Corvas (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Corvas SEC Reports; and (ii) all amendments to Corvas Material Contracts, whether or not such contracts were filed as exhibits to the Corvas SEC Reports, unless such amendments were also filed as exhibits to the Corvas SEC Reports. The contracts listed on Schedule 3.10 of the Corvas Disclosure Schedule together with the contracts filed as exhibits to the Corvas SEC Reports are referred to collectively as the "Corvas Material Contracts". All Corvas Material Contracts, as amended pursuant to amendments filed as exhibits to the Corvas SEC Reports or listed on Schedule 3.10 of the Corvas Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. Corvas has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any Corvas Material Contracts in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Corvas under any Corvas Material Contract and Corvas is not aware of the existence of a material breach of a Corvas Material Contract by any other party thereto. Corvas is not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Corvas Material contract.

         3.11. Litigation. Except as described in the Corvas SEC Reports, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Corvas, threatened against or affecting Corvas or any of its assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adversely to Corvas would, individually or in the aggregate, have a Material Adverse Effect on Corvas.

         3.12. Environmental Matters.

         (a) Hazardous Substances. To the knowledge of Corvas, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any premises or other property that Corvas has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Corvas in the ordinary course of its business and in accordance with all applicable Environmental Laws. "Hazardous Substance" means any pollutant, contaminant, flammable or explosive material, hazardous substance or waste, solid waste, petroleum or any fraction thereof, petroleum products, radioactive materials, asbestos, radon, lead, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, the Clean Air Act, 42 U.S.C.
Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment.

         (b) Environmental Compliance. Except as set forth in Schedule 3.12(b) of the Corvas Disclosure Schedule, (i) to the knowledge of Corvas, Corvas has obtained all applicable permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, and federal, state and local statutes, laws, ordinances, codes, rules, regulations, orders and decrees relating to or imposing liability or standards on conduct concerning any emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, hazardous substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes; (ii) to the knowledge of Corvas, Corvas is now and at all times has been in material compliance with all terms and conditions of those required permits, licenses and authorizations and is also in material compliance with all other conditions, standards, requirements and obligations contained in all applicable Environmental Laws; (iii) Corvas is not aware of, nor to the knowledge of Corvas, has Corvas received notice of, any event, condition, circumstance, activity, practice, incident, action or plan that may materially interfere with or prevent Corvas' continued compliance with or that may give rise to any liability of Corvas under any Environmental Law, or any release or threatened release of any Hazardous Substance, pollutant or contaminant from or onto any property owned, operated or leased by Corvas.

         (c) Hazardous Waste Activities. To the knowledge of Corvas, no property that Corvas has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Wastes, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Corvas in the ordinary course of its business. "RCRA Hazardous Wastes" means a hazardous waste as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section (S) 6901 et seq.

         (d) UST's and AST's. To the knowledge of Corvas, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any premises or other property that Corvas has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

         (e) Listing. To the knowledge of Corvas, no premises that Corvas has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

         (f) Environmental Reports. Corvas has made available to Dendreon for inspection true and complete copies of all environmental site assessments, reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Corvas, or any property that Corvas has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Corvas may have breached any Environmental Law.

         (g) Environmental Claims, etc. To the knowledge of Corvas, there are not and there never have been any requests, notices, investigations, claims, demands, regulatory orders, notices of violation, notices of penalties, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Corvas, or any property that Corvas has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Corvas, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

         (h) Compliance with Environmental Laws. Corvas operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Corvas are in Corvas' possession and are in full force and effect. To Corvas' knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

         3.13. Regulatory Compliance.

         (a) All biological and drug products being manufactured, distributed or developed by Corvas ("Corvas Pharmaceutical Products") that are subject to the jurisdiction of the Food and Drug Administration ("FDA") are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the Food and Drug and Cosmetic Act ("FDCA"), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

         (b) All preclinical trials and clinical trials conducted by or on behalf of Corvas have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

         (c) All manufacturing operations conducted by or for the benefit of Corvas have been and are being conducted in compliance with the FDA's applicable current Good Clinical Practices regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas. In addition, Corvas is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

         (d) Neither Corvas nor any Representative of Corvas, nor to the knowledge of Corvas, any of its licensees or assignees of Corvas Intellectual Property has received any notice that the FDA or any other governmental entity has initiated, or threatened to initiate, any action to suspend any clinical trial, withdraw approval of any Investigational New Drug sponsored by Corvas or otherwise restrict the preclinical research on or clinical study of any Corvas Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Corvas Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Corvas Pharmaceutical Product.

         (e) Neither Corvas nor, to the knowledge of Corvas, any of its officers, key employees, agents or clinical investigators acting for Corvas, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Corvas, nor to the knowledge of Corvas, any officer, key employee or agent of Corvas has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in
(i) debarment under 21 U.S.C. Section 3351 or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

         (f) All animal studies, preclinical tests and human clinical trials performed in connection with or as the basis for any regulatory approval required for the Corvas Pharmaceutical Products have been conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the animal, preclinical or clinical study of products comparable to those being developed by Corvas.

         (g) Corvas has provided Dendreon with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from governmental entities, that indicate or suggest lack of compliance with the regulatory requirements of such governmental entities. Corvas has made available to Dendreon for review all correspondence to or from all governmental entities, minutes of meetings, written reports of phone conversations, visits or other contact with governmental entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from governmental entities, or prepared by or which bear in any way on Corvas' compliance with regulatory requirements of governmental entities, or on the likelihood of timing of approval of any Corvas Pharmaceutical Products.

         (h) There are no proceedings pending with respect to a violation by Corvas of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity that reasonably might be expected to have a Material Adverse Effect on Corvas or to result in criminal liability.

         3.14. Employee Benefit Plans.

         (a) There are no "employee pension benefit plans," as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by Corvas or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with Corvas pursuant to
Section 414 of the Code for the benefit of its current or former employees. Corvas has set forth on Schedule 3.14 of the Corvas Disclosure Schedule all "employee benefit plans", as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, welfare, severance, fringe benefit (including, but not limited to, benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), and other similar employee benefit plans, arrangements, and employment and consulting agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of Corvas or any ERISA Affiliate (together the "Corvas Employee Plans").

         (b) With respect to each Corvas Employee Plan, Corvas has made available to Dendreon a true and correct copy of (i) the annual report (Form
5500) for the most recent plan year that is filed with the Internal Revenue Service ("IRS") or U. S. Department of Labor, if applicable, (ii) the current plan document and summary plan description, and all amendments thereto, for each such Corvas Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Corvas Employee Plan, (iv) the most recent actuarial report or valuation relating to an Corvas Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

         (c) With respect to the Corvas Employee Plans, individually and in the aggregate, Corvas and its ERISA Affiliates are in full compliance with the applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Corvas Employee Plans, and no event has occurred, and to the knowledge of Corvas, there exists no condition or set of circumstances in connection with which Corvas could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Corvas, under

ERISA, the Code, or any other applicable law. Corvas has classified all individuals who perform services for Corvas correctly under each Corvas Employee Plan, ERISA and the Code as common law employees, independent contractors or leased employees. Except to the extent required under Section 4980B of the Code, neither Corvas nor any ERISA Affiliate provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         (d) With respect to the Corvas Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Corvas. Except as disclosed in Corvas SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither Corvas nor any ERISA Affiliate is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Corvas, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Corvas of the nature contemplated by this Agreement, (iii) agreement with any officer of Corvas providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.15. Compliance with Laws. Corvas has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Corvas.

         3.16. Interested Party Transactions. Except as disclosed in the Corvas SEC Reports, since the date of Corvas' last proxy statement to its stockholders, no event has occurred that would be required to be reported by Corvas as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         3.17. No Existing Discussions. Corvas is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Corvas Acquisition Proposal.

         3.18. No Secured Debt. Except as disclosed in the Corvas SEC reports, there is not now any secured debt (including capitalized leases) of Corvas. The existence of any outstanding secured debt (including capitalized leases) of Corvas does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Corvas is a party or by which Corvas or any of its assets or properties is bound or encumbered.

         3.19. Opinion of Financial Advisor. The financial advisor of Corvas, Lazard Freres & Co., LLC, has delivered to the Board of Directors of Corvas an oral opinion (which will be confirmed in writing) dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Corvas.

         3.20. Corvas' Tax Representation Relating to Reorganization.

         (a) After January 3, 2003 and through the Effective Date of the Merger, neither Corvas nor any person related to Corvas (as defined in Treasury Regulation Section 1.368-1(e)(3)) has directly or through any transaction, agreement, or arrangement with any other person (i) acquired stock of Corvas, or
(ii) redeemed or made distributions with respect to Corvas stock.

         (b) Corvas operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.1368-1(d).

         3.21. Insurance. Each policy of insurance maintained by or for the benefit of Corvas (collectively, the "Corvas Policies") is listed in Schedule
3.21 of the Corvas Disclosure Schedule. Except as noted in Schedule 3.21 of the Corvas Disclosure Schedule: (i) Corvas is the sole beneficiary of each of the Corvas Policies; (ii) each of the Corvas Policies is in full force and effect, and Corvas has received no notice of intent to cancel any of the Corvas Policies and is not otherwise aware of the intent of any carrier to cancel any of the Corvas Policies or of any basis for any such cancellation; (iii) the carrier or carriers under each of the Corvas Policies are reputable, and Corvas has no information leading it to believe that any such carrier is experiencing or is likely to experience liquidity problems; and (iv) the Corvas Policies, in the aggregate are sufficient in kind and coverage limits to provide risk protection comparable to that provided to prudent companies engaged in activities similar to those engaged in by Corvas under similar policies customarily maintained by such companies.

         3.22. Employment Matters. Corvas has complied with, is not in violation of, and has not received any notices of violation with respect to all applicable laws, rules and regulations relating to employment, including the Immigration Reform and Control Act, as amended, those related to wages, hours (including payment of overtime required by state or federal law), equal employment opportunity and the payment of state and federal payroll taxes, including Social Security taxes. There are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Corvas, threatened against or affecting Corvas alleging any violation of any of the foregoing laws, rules or regulations.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF DENDREON, SUB AND LLC

         Dendreon, Sub and LLC jointly and severally represent and warrant to Corvas that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the Disclosure Schedule delivered by Dendreon to Corvas on or before the date of this Agreement (the "Dendreon Disclosure Schedule"). The Dendreon Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.

         4.01. Organization of Dendreon, Sub and LLC. Each of Dendreon and Sub is a corporation and LLC is a limited liability company; each has been duly organized, and is validly existing and in good standing under the Delaware Law, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Dendreon. Other than its ownership of Sub and LLC, Dendreon does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity, excluding securities in any publicly traded company held for investment by Dendreon and comprising less than one percent of the outstanding equity of such company.

         4.02. Dendreon Capital Structure.

         (a) The authorized capital stock of Dendreon consists of 80,000,000 shares of Common Stock, $0.001 par value ("Dendreon Common Stock"), and 10,000,000 shares of Preferred Stock, $0.001 par value ("Dendreon Preferred Stock"). On February 21, 2003, (i) 26,807,979 shares of Dendreon Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, (ii) no shares of Dendreon Common Stock were held in the treasury of Dendreon, (iii) 604,287 shares of Dendreon Common Stock were reserved for future issuance pursuant to stock options granted and outstanding or available for grant under employee stock incentive and stock purchase plans described in the Dendreon SEC Reports (defined in Section 4.04) (the "Dendreon Option Plans"), (iv) an aggregate of 568,337 shares of Dendreon Common Stock were reserved for future issuance pursuant to warrants granted and outstanding as of February 21, 2003 (the "Dendreon Warrants"), (v) up to 4,800,000 shares of Dendreon Common Stock were reserved for future issuance pursuant to the Private Equity Line Financing Agreement dates as of June 11, 2002 between Dendreon and BNY Capital markets, Inc., (vi) shares issuable to Genentech, Inc. relating to its commitment to purchase Dendreon Common Stock upon the occurrence of a milestone as specified in the Collaborative Development and Marketing Agreement between Dendreon and Genentech, Inc. and (vii) 1,000,000 shares of Dendreon Preferred Stock were reserved for future issuance upon exercise of Rights granted under the Rights Agreement, dated as of September 18, 2002, between Dendreon and Mellon Investor Services, LLC (the "Dendreon Rights Agreement"). The Dendreon Rights Agreement has not been amended. Since February 21, 2003, no shares of Dendreon Common Stock have been issued except pursuant to the exercise of options granted under the Dendreon Option Plans, nor has Dendreon become obligated to issue any additional shares of Dendreon Common Stock other than pursuant to additional grants of options under the Dendreon Option Plans, each of which grants has been made in the ordinary course of Dendreon's business and in accordance with existing policies. None of the shares of Dendreon Preferred Stock are issued and outstanding and Dendreon is not obligated to issue any such shares except upon exercise of Rights granted under the Dendreon Rights Agreement. There are no obligations, contingent or otherwise, of Dendreon to repurchase, redeem, or otherwise acquire any shares of Dendreon

Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

         (b) Except as set forth in this Section 4.02, there are no (i) equity securities of any class of Dendreon, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding, or (ii) options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Dendreon is a party or by which it is bound obligating Dendreon to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Dendreon or obligating Dendreon, to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement ((i) and (ii), collectively, "Dendreon Stock Rights"). Dendreon is not a party to, nor is Dendreon aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Dendreon. Except as otherwise provided in that certain Fourth Amended and Restated Stockholders' Agreement dated as of September 3, 1999, the Registration Rights Agreement dated as of October 14, 1999 between Dendreon and Fresenius AG, the Registration Rights Agreement dated as of August 19, 2002 between Dendreon and Shoreline Pacific LLC, and the Equity Investment Agreement dated July 31, 2002 between Dendreon and Genentech, Inc., Dendreon is not a party to any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Dendreon.

         4.03. Authority, No Conflict, Required Filings and Consents.

         (a) Each of Dendreon, Sub and LLC has all requisite corporate power and authority to enter into this Agreement and (subject to obtaining the Required Dendreon Stockholder Vote as required in Section 4.03(d)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Dendreon and the consummation of the transactions by Dendreon contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Dendreon, Sub and LLC, subject only to the approval of the Merger by Dendreon's stockholders under Marketplace Rule 4350, as described in Section 4.03(d). This Agreement has been duly executed and delivered by Dendreon, Sub and LLC and constitutes the valid and binding obligation of Dendreon, Sub and LLC, enforceable against each of them in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         (b) The execution and delivery of this Agreement by Dendreon, Sub and LLC does not, and, subject to obtaining the Required Dendreon Stockholder Vote, the consummation of the transactions contemplated by this Agreement by Dendreon, Sub and LLC will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Dendreon or Sub or the Certificate of Formation or Operating Agreement of LLC, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which Dendreon is a party or by which Dendreon or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Dendreon or any of its properties or assets, except in the case of each of (ii) and (iii) for any breach, violation or conflict which would not have a Material Adverse Effect on Dendreon.

         (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to Dendreon in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Exchange Act.

         (d) The affirmative vote of the holders of a majority of the shares of Dendreon Common Stock present or represented by proxy at the Dendreon Stockholders' Meeting (as defined in Section 6.06) is the only vote of Dendreon's stockholders required to approve the Share Issuance (the "Required Dendreon Stockholder Vote"), and is the only vote of holders of any class or series of Dendreon's capital stock necessary for Dendreon to effect the Merger and the LLC Merger and consummate the transactions contemplated in this Agreement.

         4.04. SEC Filings; Financial Statements.

         (a) Dendreon has filed all forms, reports, and documents required to be filed by Dendreon with the SEC since January 1, 1999 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Dendreon SEC Reports"). The Dendreon SEC Reports (i) at the time filed, with respect to all of the Dendreon SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Dendreon SEC Reports or necessary in order to make the statements in such Dendreon SEC Reports, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes) contained in the Dendreon SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Dendreon at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Dendreon as of September 30, 2002 included in Dendreon's Quarterly Report on Form 10-Q filed with the SEC with respect to the quarter then ended is referred to herein as the "Dendreon Balance Sheet."

         (c) Dendreon has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Dendreon to engage in the review and evaluation process mandated by the Exchange Act. Dendreon's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Dendreon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Dendreon's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Dendreon required under the Exchange Act with respect to such reports.

         4.05. No Undisclosed Liabilities. Except as disclosed in the Dendreon SEC Reports, Dendreon does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dendreon, other than (i) liabilities reflected in the Dendreon Balance Sheet, (ii) obligations to perform under contracts either disclosed in the Dendreon SEC Reports or in the Dendreon Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the date of the Dendreon Balance Sheet, in the ordinary course of business consistent with past practices.

         4.06. Absence of Certain Changes or Events. Since the date of the Dendreon Balance Sheet, Dendreon has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on Dendreon, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Dendreon having a Material Adverse Effect on Dendreon, (iii) any material change by Dendreon in its accounting methods, principles, or practices to which Dendreon has not previously consented in writing, (iv) any revaluation by Dendreon or any of its assets having a Material Adverse Effect on Dendreon, or (v) any other action or event that would have required the consent of Corvas pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

         4.07. Taxes.

         (a) All Tax Returns, of or relating to any Taxes heretofore required to be filed by Dendreon have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Dendreon has paid or has made adequate provision for the payment of all Taxes.

         (b) As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Dendreon with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Dendreon, proposed with respect to any Tax Return of or with respect to Dendreon and there are no liens for Taxes upon the assets or properties of Dendreon, except liens for Taxes not yet delinquent.

         (c) There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Dendreon of or for an extension of time for the assessment or payment of any Taxes. Dendreon has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Dendreon is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Dendreon, and to the knowledge of Dendreon the IRS has not proposed any such adjustment or change in accounting method.

         (d) To the knowledge of Dendreon, Dendreon has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

         (e) Dendreon has not filed a consent under Section 341(f) of the Code. Dendreon is not a party to any Tax allocation or Tax sharing arrangements.

         4.08. Tangible Properties.

         (a) Real Property. Dendreon has provided or made available to Corvas a true and complete list of all real property owned by Dendreon and Leases of Dendreon as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding obligations of Dendreon and, to Dendreon's knowledge, of each other party thereto, in accordance with their respective terms, as those terms are reflected in documents provided to Corvas, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and Dendreon is not in material default under any such Lease.

         (b) Tangible Personal Property. All material items of tangible personal property of Dendreon are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for use in the conduct of Dendreon's business. Dendreon has and will have good and marketable title to all material personal property owned by it, free and clear of all security interests, mortgages, liens, pledges, charges, valid claims or encumbrances of any kind or character other than liens (i) under security agreements disclosed to Corvas; (ii) for taxes not yet due and payable; or (iii) incurred in the ordinary course of Dendreon's business that do not, individually or in the aggregate, have a Material Adverse Effect on Dendreon.

         4.09. Intellectual Property.

         (a) Ownership of Intellectual Property Assets. Dendreon owns or has valid rights or licenses to use all of the Dendreon Intellectual Property Assets. All Dendreon Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and Dendreon has the right to use without payment to a third party all of such Dendreon Intellectual Property Assets. No claim is pending against Dendreon or, to Dendreon's knowledge, threatened against Dendreon or its officers, employees or consultants to the effect that Dendreon's right, title and interest in and to any of the Dendreon Intellectual Property Assets is invalid or unenforceable by Dendreon. Dendreon is not aware of any material information that would adversely affect the validity or enforceability of any of the Patents, Marks, Trade Secrets or Copyrights which constitute Dendreon Intellectual Property Assets. All former and current employees, consultants and contractors of Dendreon who were involved in, or who contributed to, the creation or development of any of the Dendreon Intellectual Property Assets have executed written instruments with Dendreon that assign to Dendreon all of such Person's rights to any inventions, improvements, discoveries, writings or information relating to the business of Dendreon constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, no employee of Dendreon has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Dendreon. A complete list of Dendreon Products is provided in
Schedule 4.09(a) of the Dendreon Disclosure Schedule.

         (b) Patents. Schedule 4.09(b) of the Dendreon Disclosure Schedule sets forth a complete and accurate list of all Patents constituting Dendreon Intellectual Property Assets. All of such issued Patents are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use.) All of such Patents are valid and enforceable. In each case where such an issued Patent is held by Dendreon by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such issued Patent or patent application has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Dendreon's knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Material Adverse Effect on Dendreon. All Dendreon Products made, used or sold under the Patents have been marked with the proper patent notice.

         (c) Trademarks. Schedule 4.09(c) of the Dendreon Disclosure Schedule sets forth a complete and accurate list of all Marks constituting Dendreon Intellectual Property Assets. All such Marks that have been registered with the
U. S. Patent and Trademark Office or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to Dendreon's knowledge, valid and enforceable in the jurisdictions in which they are registered. In each case where such a Mark is held by Dendreon by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Dendreon's knowledge, no such action is threatened against Dendreon with respect to any of such Marks. All Dendreon Products and materials containing a Mark bear the proper notice where required by law.

         (d) Copyrights. Dendreon does not have any Copyrights registered with the U. S. Copyright Office.

         (e) Trade Secrets. Dendreon has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of Dendreon and any other Persons with access to the Trade Secrets constituting Dendreon Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Dendreon Intellectual Property Assets have not been disclosed by Dendreon to any Person other than employees or contractors of Dendreon who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or to other persons under confidentiality and non-disclosure agreements. To the knowledge of Dendreon, Dendreon has the right to use, free and clear of claims of third parties, all Trade Secrets constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, no third party has asserted that the use by Dendreon of any Trade Secret constituting Dendreon Intellectual Property Assets violates the rights of such third party.

         (f) Exclusivity of Rights. Dendreon has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Dendreon Intellectual Property Assets owned or exclusively licensed by Dendreon. Dendreon (i) has not licensed or granted to anyone rights of any nature to use any of the Dendreon Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for Dendreon's ownership, use, license or transfer of any of the Dendreon Intellectual Property Assets.

         (g) Licenses Received. All material licenses or other material agreements under which Dendreon is granted rights by others in Dendreon Intellectual Property Assets are listed in Schedule 4.09(g) of the Dendreon Disclosure Schedule. For the purpose of the foregoing sentence, licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license shall not be deemed material. Except as set forth in Schedule 4.09(g) of the Dendreon Disclosure Schedule: (i) all licenses or other agreements under which Dendreon is granted rights by others in Dendreon Intellectual Property Assets are in full force and effect, (ii) to the knowledge of Dendreon, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of Dendreon under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Material Adverse Effect on Dendreon. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available or provided to Corvas, and to the knowledge of Dendreon, the licensors under the licenses and other agreements under which Dendreon is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

         (h) Licenses Granted. All licenses or other agreements under which Dendreon has granted rights to others in Dendreon Intellectual Property Assets are listed in Schedule 4.09(h) of the Dendreon Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of Dendreon, there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Corvas.

         (i) Sufficiency. The Dendreon Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Dendreon Products and are all of the Intellectual Property Assets necessary for the operation of Dendreon's business as currently conducted.

         (j) Infringement. None of the Dendreon Products developed or under development, manufactured or sold by Dendreon, nor any process or know-how used by Dendreon in connection therewith, infringes, conflicts with or misappropriates any Copyright or Trade Secret of any Person, or to Dendreon's knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

         (k) Dendreon Nondisclosure Contracts. To the knowledge of Dendreon, each of the Dendreon Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and, to Dendreon's knowledge, no such third party is in material breach of any such Dendreon Nondisclosure Contract. A complete list of all Dendreon Nondisclosure Contracts is provided in Schedule 4.09(k) of the Dendreon Disclosure Schedule.

         4.10. Agreements, Contracts, and Commitments. Schedule 4.10 of the Dendreon Disclosure Schedule lists (i) all material contracts of Dendreon (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Dendreon SEC Reports; and (ii) all amendments to Dendreon Material Contracts, whether or not such contracts were filed as exhibits to the Dendreon SEC Reports, unless such amendments were also filed as exhibits to the Dendreon SEC Reports. The contracts listed on Schedule 4.10 of the Dendreon Disclosure Schedule together with the contracts filed as exhibits to the Dendreon SEC Reports are referred to collectively as the "Dendreon Material Contracts". All Dendreon Material Contracts, as amended pursuant to amendments filed as exhibits to the Dendreon SEC Reports or listed on Schedule 4.10 of the Dendreon Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. Dendreon has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any Dendreon Material Contracts in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Dendreon under any Dendreon Material Contract and Dendreon is not aware of the existence of a material breach of a Dendreon Material Contract by any other party thereto. Dendreon is not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Dendreon Material Contract.

         4.11. Litigation. Except as described in the Dendreon SEC Reports, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Dendreon, threatened against or affecting Dendreon or any of its assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adversely to Dendreon would, individually or in the aggregate, have a Material Adverse Effect on Dendreon.

         4.12. Environmental Matters.

         (a) Hazardous Substances. To the knowledge of Dendreon, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any premises or other property that Dendreon has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Dendreon in the ordinary course of its business and in accordance with all applicable Environmental Laws.

         (b) Environmental Compliance. Except as set forth in Schedule 4.12(b) of the Dendreon Disclosure Schedule, (i) to the knowledge of Dendreon, Dendreon has obtained all applicable permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, and federal, state and local statutes, laws, ordinances, codes, rules, regulations, orders and decrees relating to or imposing liability or standards on conduct concerning any emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, hazardous substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes; (ii) to the knowledge of Dendreon, Dendreon is now and at all times has been in material compliance with all terms and conditions of those required permits, licenses and authorizations and is also in material compliance with all other conditions, standards, requirements and obligations contained in all applicable Environmental Laws; (iii) Dendreon is not aware of, nor to the knowledge of Dendreon, has Dendreon received notice of, any event, condition, circumstance, activity, practice, incident, action or plan that may materially interfere with or prevent Dendreon's continued compliance with or that may give rise to any liability of Dendreon under any Environmental Law, or any release or threatened release of any Hazardous Substance, pollutant or contaminant from or onto any property owned, operated or leased by Dendreon.

         (c) Hazardous Waste Activities. To the knowledge of Dendreon, no property that Dendreon has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Wastes, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Dendreon in the ordinary course of its business.

         (d) UST's and AST's. To the knowledge of Dendreon, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any premises or other property that Dendreon has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

         (e) Listing. To the knowledge of Dendreon, no premises that Dendreon has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

         (f) Environmental Reports. Dendreon has made available to Dendreon for inspection true and complete copies of all environmental site assessments, reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Dendreon, or any property that Dendreon has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Dendreon may have breached any Environmental Law.

         (g) Environmental Claims, etc. To the knowledge of Dendreon, there are not and there never have been any requests, notices, investigations, claims, demands, regulatory orders, notices of violation, notices of penalties, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Dendreon, or any property that Dendreon has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Dendreon, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

         (h) Compliance with Environmental Laws. Dendreon operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Dendreon are in Dendreon's possession and are in full force and effect. To Dendreon's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

         4.13. Regulatory Compliance.

         (a) All biological and drug products being manufactured, distributed or developed by Dendreon ("Dendreon Pharmaceutical Products") that are subject to the jurisdiction of the Food and Drug Administration ("FDA") are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

         (b) All preclinical trials and clinical trials conducted by or on behalf of Dendreon have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

         (c) All manufacturing operations conducted by or for the benefit of Dendreon have been and are being conducted in compliance with the FDA's applicable current Good Clinical Practices regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon. In addition, Dendreon is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

         (d) Neither Dendreon nor any Representative of Dendreon, nor to the knowledge of Dendreon, any of its licensees or assignees of Dendreon Intellectual Property has received any notice since January 1, 1999 that the FDA or any other governmental entity has initiated, or threatened to initiate, any action to suspend any clinical trial, withdraw approval of any Investigational New Drug or otherwise restrict the preclinical research on or clinical study of any Dendreon Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Dendreon Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Dendreon Pharmaceutical Product.

         (e) Neither Dendreon nor, to the knowledge of Dendreon, any of its officers, key employees, agents or clinical investigators acting for Dendreon, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Dendreon, nor to the knowledge of Dendreon, any officer, key employee or agent of Dendreon has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 3351 or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

         (f) All animal studies, preclinical tests and human clinical trials, performed in connection with or as the basis for any regulatory approval required for the Dendreon Pharmaceutical Products have been conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the animal, preclinical or clinical study of products comparable to those being developed by Dendreon.

         (g) Dendreon has provided Corvas with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from governmental entities, that indicate or suggest lack of compliance with the regulatory requirements of such governmental entities. Dendreon has made available to Corvas for review all correspondence to or from all governmental entities, minutes of meetings, written reports of phone conversations, visits or other contact with governmental entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from governmental entities, or prepared by or which bear in any way on Dendreon's compliance with regulatory requirements of governmental entities, or on the likelihood of timing of approval of any Dendreon Pharmaceutical Products.

         (h) There are no proceedings pending with respect to a violation by Dendreon of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity that reasonably might be expected to have a Material Adverse Effect on Dendreon or to result in criminal liability.

         4.14. Employee Benefit Plans.

         (a) There are no "employee pension benefit plans," as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by Dendreon or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with Dendreon pursuant to Section 414 of the Code for the benefit of its current or former employees. Dendreon has set forth on Schedule 4.14 of the Dendreon Disclosure Schedule all "employee benefit plans", as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, welfare, severance, fringe benefit (including, but not limited to, benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), and other similar employee benefit plans, arrangements, and employment and consulting agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of Dendreon or any ERISA Affiliate (together the "Dendreon Employee Plans").

         (b) With respect to each Dendreon Employee Plan, Dendreon has made available to Corvas a true and correct copy of (i) the annual report (Form 5500) for the most recent plan year that is filed with the Internal Revenue Service ("IRS") or U. S. Department of Labor, if applicable, (ii) the current plan document and summary plan description, and all amendments thereto, for each such Dendreon Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Dendreon Employee Plan, (iv) the most recent actuarial report or valuation relating to an Dendreon Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

         (c) With respect to the Dendreon Employee Plans, individually and in the aggregate, Dendreon and its ERISA Affiliates are in full compliance with the applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Dendreon Employee Plans, and no event has occurred, and to the knowledge of Dendreon, there exists no condition or set of circumstances in connection with which Dendreon could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Dendreon, under ERISA, the Code, or any other applicable law. Dendreon has classified all individuals who perform services for Dendreon correctly under each Dendreon Employee Plan, ERISA and the Code as common law employees, independent contractors or leased employees. Except to the extent required under Section 4980B of the Code, neither Dendreon nor any ERISA Affiliate provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         (d) With respect to the Dendreon Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Dendreon. Except as disclosed in Dendreon SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither Dendreon nor any ERISA Affiliate is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Dendreon, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Dendreon of the nature contemplated by this Agreement,
(iii) agreement with any officer of Dendreon providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.15. Compliance with Laws. Dendreon has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Dendreon.

         4.16. Interested Party Transactions. Except as disclosed in the Dendreon SEC Reports,, since the date of Dendreon's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Dendreon as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         4.17. No Existing Discussions. Dendreon is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Dendreon Acquisition Proposal.

         4.18. No Secured Debt. Except as disclosed in the Dendreon SEC reports, there is not now any secured debt (including capitalized leases) of Dendreon. The existence of any outstanding secured debt (including capitalized leases) of Dendreon does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Dendreon is a party or by which Dendreon or any of its assets or properties is bound or encumbered.

         4.19. Opinion of Financial Advisor. The financial advisor of Dendreon, Needham & Company, Inc., has delivered to the Board of Directors of Dendreon an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Dendreon.

         4.20. Dendreon's Tax Representation Relating to Reorganization. In connection with the Merger, neither Dendreon nor any person related to Dendreon (as defined in Treasury Regulation Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of Corvas with any consideration other than common stock of Dendreon. There is no plan or intention by Dendreon or any person related to Dendreon (as defined in Treasury Regulation Section 1.368-1(e)(3)) to acquire or redeem any of the stock of Dendreon issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person; provided, however, that Dendreon may repurchase Dendreon stock issued in the Merger pursuant to an open market stock repurchase program, as described in Revenue Ruling 99-58, 1999-2 C.B. 701.

         4.21. Insurance. Each policy of insurance maintained by or for the benefit of Dendreon (collectively, the "Dendreon Policies") is listed in
Schedule 4.21 of the Dendreon Disclosure Schedule. Except as noted in Schedule
4.21 of the Dendreon Disclosure Schedule: (i) Dendreon is the sole beneficiary of each of the Dendreon Policies; (ii) each of the Dendreon Policies is in full force and effect, and Dendreon has received no notice of intent to cancel any of the Dendreon Policies and is not otherwise aware of the intent of any carrier to cancel any of the Dendreon Policies or of any basis for any such cancellation;
(iii) the carrier or carriers under each of the Dendreon Policies are reputable, and Dendreon has no information leading it to believe that any such carrier is experiencing or is likely to experience liquidity problems; and (iv) the Dendreon Policies, in the aggregate are sufficient in kind and coverage limits to provide risk protection comparable to that provided to prudent companies engaged in activities similar to those engaged in by Dendreon under similar policies customarily maintained by such companies.

         4.22. Employment Matters. Dendreon has complied with, is not in violation of, and has not received any notices of violation with respect to all applicable laws, rules and regulations relating to employment, including the Immigration Reform and Control Act, as amended, those related to wages, hours (including payment of overtime required by state or federal law), equal employment opportunity and the payment of state and federal payroll taxes, including Social Security taxes. There are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Dendreon, threatened against or affecting Dendreon alleging any violation of any of the foregoing laws, rules or regulations.

         4.23. Ownership and Interim Operations of Sub and LLC. All outstanding capital stock of Sub and all ownership interests in LLC are owned by Dendreon. Sub and LLC were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities, and have conducted their respective operations only as contemplated by this Agreement.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

         5.01. Covenants of Dendreon and Corvas.

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the "Pre-Closing Period"), each of Dendreon and Corvas agrees (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, clinical investigators, clinical research organizations, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be materially impaired at the Effective Time. Dendreon and Corvas shall each promptly notify the other of any event or occurrence not in the ordinary course of business of Dendreon or

Corvas, respectively. Except as set forth in Part 5.01 of the Corvas Disclosure Schedule, in the case of Corvas, or of the Dendreon Disclosure Schedule, in the case of Dendreon, each of Dendreon and Corvas shall not during the Pre-Closing Period, without the prior written consent of the other party (which consent may not be unreasonably withheld or delayed):

         (i) Accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or otherwise or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or other agreements in effect as of the date of this Agreement;

         (ii) Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

         (iii) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such party;

         (iv) Sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party;

         (v) (A) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers of Dendreon or Corvas in accordance with past practices, (B) except as provided in Section 6.16, increase or agree to increase the compensation payable or to become payable to officers of Dendreon or Corvas or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (D) enter into any collective bargaining agreement, (E) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (F) establish any new executive employee position;

         (vi) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than (i) revaluations that the auditors for such entity advise that such revaluation is required in accordance with generally accepted accounting principles or (ii) in the ordinary course of business;

         (vii) Amend or propose to amend its charter documents or Bylaws, except as contemplated by this Agreement;

         (viii) Make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course of the existing business of such party, and (ii) other capital expenditures and commitments not to exceed $500,000 in the aggregate, in the case of Corvas, or $2 million, in the case of Dendreon; or

         (ix) Take, or agree in writing or otherwise to take, any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         (x) Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any Corvas Stock Rights or Dendreon Stock Rights, as applicable, other than (A) the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, (B) the issuance of shares upon the exercise of options outstanding as of the date hereof (or issued pursuant to subsection (A) above), (C) pursuant to binding obligations of the issuer to issue securities (excluding securities issuable at the option of the issuer) entered into prior to the date hereof and disclosed on the Corvas Disclosure Schedule or the Dendreon Disclosure Schedule, as applicable and (C) in the case of Dendreon, in addition to the issuances contemplated under (A), (B) and (C) above, up to $10,000,000 in cumulative issuances of securities provided that the per share issuance price for the Dendreon common stock shall not be less than the closing price of Dendreon common stock on Nasdaq on the last trading day immediately prior to the announcement of the execution of this Agreement.

         (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party's subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness, except
(A) pursuant to existing credit agreements, (B) in the case of Dendreon only, for Dendreon's refinancing of its existing capital lease financing arrangements or incurrence of new capital leases in the ordinary course of its business.

         (b) Except as expressly contemplated by this Agreement, subject to
Section 6.01, Corvas shall not, without the prior written consent of Dendreon, transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Corvas Intellectual Property Rights, other than in the ordinary course of business consistent with past practices or pursuant to obligations entered into prior to the date hereof.

         5.02. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Dendreon and Corvas shall confer on a regular and frequent basis with one or more Representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Combination, and the transactions contemplated hereby and thereby.

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                                   ARTICLE VI

                       ADDITIONAL AGREEMENTS AND COVENANTS

         6.01. No Solicitation by Corvas.

         (a) Corvas shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Corvas Acquisition Proposal or take any action that could reasonably be expected to lead to a Corvas Acquisition Proposal, (ii) furnish any information regarding Corvas to any Person in connection with or in response to a Corvas Acquisition Proposal or an inquiry or indication of interest that could lead to a Corvas Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Corvas Acquisition Proposal, (iv) approve, endorse or recommend any Corvas Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Corvas Acquisition Transaction; provided, however, that this
Section 6.01(a) shall not prohibit (A) Corvas, or the Board of Directors of Corvas from furnishing nonpublic information regarding Corvas to, or entering into discussions or negotiations with, any Person in response to a Corvas Superior Offer that is submitted to Corvas by such Person (and not withdrawn) if
(1) neither Corvas nor any of its Representatives shall have violated any of the restrictions set forth in this Section 6.01, (2) the Board of Directors of Corvas determines, in good faith, based on the advice of its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of Corvas under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Corvas gives Dendreon written notice of the identity of such Person and of Corvas' intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Corvas receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person's Representatives by or on behalf of Corvas on terms no less favorable to Corvas than the Nondisclosure Agreement and a standstill agreement with customary restrictions on the purchase of Corvas stock on terms no less favorable to Corvas than the Standstill Agreement, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Corvas furnishes such nonpublic information to Dendreon (to the extent such nonpublic information has not been previously furnished by Corvas to Dendreon); or (B) Corvas from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Corvas Acquisition Proposal. Without limiting the generality of the foregoing, Corvas acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representatives is purporting to act on behalf of Corvas, shall be deemed to constitute a breach of this Section 6.01 by Corvas.

         (b) Corvas shall promptly (and in no event later than 24 hours after receipt of any Corvas Acquisition Proposal, any inquiry or indication of interest that could lead to a Corvas Acquisition Proposal or any request for nonpublic information) advise Dendreon orally and in writing of any Corvas Acquisition Proposal, any inquiry or indication of interest that could lead to a Corvas Acquisition Proposal or any request for nonpublic information relating to Corvas

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

(including the identity of the Person making or submitting such Corvas Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Corvas shall keep Dendreon fully informed on a prompt basis with respect to the status of any such Corvas Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

         (c) Corvas shall immediately cease and cause to be terminated any discussions or negotiations existing prior to the date hereof with any Person (other than Dendreon) that relate to any Corvas Acquisition Proposal, except as may be provided for in Section 6.01(a). Corvas agrees not to release any Person (other than Dendreon) from or waive any provision of any confidentiality, "standstill" or similar agreement to which it is a party and will use its best efforts to enforce each such agreement at the request of Dendreon.

         6.02. No Solicitation by Dendreon

         (a) Dendreon shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Dendreon Acquisition Proposal or take any action that could reasonably be expected to lead to a Dendreon Acquisition Proposal, (ii) furnish any information regarding Dendreon to any Person in connection with or in response to a Dendreon Acquisition Proposal or an inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Dendreon Acquisition Proposal,
(iv) approve, endorse or recommend any Dendreon Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Dendreon Acquisition Transaction; provided, however, that this Section 6.02(a) shall not prohibit (A) Dendreon, or the Board of Directors of Dendreon from furnishing nonpublic information regarding Dendreon to, or entering into discussions or negotiations with, any Person in response to a Dendreon Superior Offer that is submitted to Dendreon by such Person (and not withdrawn) if (1) neither Dendreon nor any of its Representatives shall have violated any of the restrictions set forth in this
Section 6.02, (2) the Board of Directors of Dendreon determines, in good faith, based on the advice of its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of Dendreon under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Dendreon gives Corvas written notice of the identity of such Person and of Dendreon's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Dendreon receives from such Person an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person's Representatives by or on behalf of Dendreon on terms no less favorable to Dendreon than the Nondisclosure Agreement and a standstill agreement with customary restrictions on the purchase of Dendreon stock on terms no less favorable to Dendreon than the Standstill Agreement, and
(4) at least two business days prior to furnishing any such nonpublic information to such Person, Dendreon furnishes such nonpublic information to Corvas (to the extent such nonpublic information has not been previously furnished by Dendreon to Corvas); or (B) Dendreon from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Dendreon Acquisition Proposal. Without limiting the generality of the foregoing,

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

Dendreon acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representatives is purporting to act on behalf of Dendreon, shall be deemed to constitute a breach of this Section 6.02 by Dendreon.

         (b) Dendreon shall promptly (and in no event later than 24 hours after receipt of any Dendreon Acquisition Proposal, any inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal or any request for nonpublic information) advise Corvas orally and in writing of any Dendreon Acquisition Proposal, any inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal or any request for nonpublic information relating to Dendreon (including the identity of the Person making or submitting such Dendreon Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Dendreon shall keep Corvas fully informed on a prompt basis with respect to the status of any such Dendreon Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

         (c) Dendreon shall immediately cease and cause to be terminated any discussions or negotiations existing prior to the date hereof with any Person (other than Corvas) that relate to any Dendreon Acquisition Proposal, except as may be provided for in Section 6.01(a). Dendreon agrees not to release any Person (other than Corvas) from or waive any provision of any confidentiality, "standstill" or similar agreement to which it is a party and will use its best efforts to enforce each such agreement at the request of Parent.

         6.03. Joint Proxy Statement; Registration Statement.

         (a) As promptly as practical after the execution of this Agreement, Dendreon and Corvas shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the stockholders of Dendreon and Corvas in connection with the Dendreon Stockholders' Meeting and the Corvas Stockholders' Meeting, respectively (the "Joint Proxy Statement"), and Dendreon shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Dendreon Common Stock to be issued as a result of the Merger will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. Each of Dendreon and Corvas shall use its best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Dendreon and Corvas shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. Dendreon will use its best efforts to cause the Joint Proxy Statement to be mailed to Dendreon's stockholders, and Corvas will use its best efforts to cause the Joint Proxy Statement to be mailed to the Corvas' stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act but in each case within ten business days thereafter. Dendreon and Corvas shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable efforts to cause their respective Annual Reports on Form 10-K for the year ended December 31, 2002 to be filed as promptly as possible.

         (b) Corvas shall take such action as may be necessary to ensure that
(i) the information to be supplied by Corvas for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Corvas for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Corvas or Dendreon, at the time of the Corvas Stockholders' Meeting and the Dendreon Stockholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corvas Stockholders' Meeting or the Dendreon Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Corvas or any of its Affiliates, officers, or directors should be discovered by Corvas which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Corvas shall promptly so inform Dendreon.

         (c) Dendreon shall take such action as may be necessary to ensure that
(i) the information supplied by Dendreon for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Dendreon for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to stockholders of Dendreon or Corvas, at the time of the Dendreon Stockholders' Meeting and Corvas Stockholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Dendreon Stockholders' Meeting or the Corvas Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Dendreon or any of its Affiliates, officers, or directors should be discovered by Dendreon which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Dendreon shall promptly so inform Corvas.

         (d) Dendreon shall include as exhibits to the Registration Statement
(i) substantially identical opinions of Cooley Godward LLP and Stoel Rives LLP (the opinion of each firm to be addressed to such firm's respective client), in form and substance reasonably satisfactory to Dendreon and to Corvas, to the effect the Combination will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the consents of Cooley Godward LLP and Stoel Rives LLP to be named as required by the Securities Act with respect to information contained in the section of the Registration Statement titled

"Material Federal Income Tax Consequences". In rendering such opinions and in reviewing the information in the Registration Statement with respect to the federal income tax consequences of the Combination, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub, LLC and Corvas, and Dendreon, Sub, LLC and Corvas shall provide such certificates.

         6.04. Access to Information. Upon reasonable notice and to the extent permitted under applicable law (including anti-trust laws and regulations) and the provisions of agreements to which Dendreon or Corvas, as the case may be, is a party, Corvas and Dendreon shall each afford to the officers, employees, accountants, counsel, and other Representatives of the other, access, during normal business hours during the Pre-Closing Period, to all its properties, books, contracts, commitments, and records and, during such period, each of Corvas and Dendreon shall furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Nondisclosure Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify a representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         6.05. Corvas Stockholders' Meetings.

         (a) Corvas shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Corvas Common Stock to vote on a proposal to adopt this Agreement (the "Corvas Stockholders' Meeting"). The Corvas Stockholders' Meeting shall be held (on a date selected by Corvas in consultation with Dendreon) as promptly as practicable after the Registration Statement is declared effective under the Securities Act but in any event within 45 calendar days thereafter. Corvas shall use its reasonable efforts to solicit from its stockholders proxies for the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Corvas Stockholders' Meeting are solicited in compliance with all applicable laws.

         (b) Subject to Section 6.05(c) below: (i) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Corvas unanimously recommends that Corvas' stockholders vote to adopt this Agreement at the Corvas Stockholders' Meeting (the unanimous recommendation of Corvas' Board of Directors that Corvas' stockholders vote to adopt this Agreement being referred to as the "Corvas Board Recommendation"); and (ii) the Corvas Board Recommendation shall not be withdrawn or modified in a manner adverse to Dendreon, and no resolution by the Board of Directors of Corvas or any committee thereof to withdraw or modify the Corvas Board Recommendation in a manner adverse to Dendreon shall be adopted or proposed; it being expressly understood that, if the Corvas Board Recommendation is no longer unanimous, it shall be deemed modified in a manner adverse to Dendreon.

         (c) Notwithstanding anything to the contrary contained in Section 6.05(b), at any time prior to the adoption of this Agreement by the Required Corvas Stockholder Vote, the Corvas

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

Board Recommendation may be withdrawn or modified in a manner adverse to Dendreon if: (i) an unsolicited, bona fide written offer is made to Corvas by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (ii) Corvas' Board of Directors determines in good faith (after consultation with an independent financial advisor of national reputation) that such offer constitutes a Corvas Superior Offer; (iv) Corvas' Board of Directors determines in good faith, based on the advice of its outside legal counsel, that, in light of such Corvas Superior Offer, failing to withdraw or modify of the Corvas Board Recommendation would be reasonably likely to result in a breach of the fiduciary duties of Corvas' Board of Directors to Corvas' stockholders under applicable laws; (v) the Corvas Board Recommendation is not withdrawn or modified in a manner adverse to Dendreon at any time prior to three business days after Dendreon receives written notice from Corvas confirming that Corvas' Board of Directors has determined that such offer is a Corvas Superior Offer; and (vi) neither Corvas nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.01.

         (d) Corvas' obligation to call, give notice of and hold the Corvas Stockholders' Meeting in accordance with Section 6.05(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Corvas Superior Offer or other Corvas Acquisition Proposal, or by any withdrawal or modification of the Corvas Board Recommendation.

         6.06. Dendreon Stockholders' Meetings

         (a) Dendreon shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Dendreon Common Stock to vote on a proposal to approve the Share Issuance (the "Dendreon Stockholders' Meeting"). The Dendreon Stockholders' Meeting shall be held (on a date selected by Dendreon in consultation with Corvas) as promptly as practicable after the Corvas Stockholders' Meeting but in any event within 3 calendar days thereafter. Dendreon shall use its reasonable efforts to solicit from its stockholders proxies for the approval of the Share Issuance and shall ensure that all proxies solicited in connection with the Dendreon Stockholders' Meeting are solicited in compliance with all applicable laws.

         (b) Subject to Section 6.06(c) below: (i) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Dendreon unanimously recommends that Dendreon's stockholders vote to adopt this Agreement at the Dendreon Stockholders' Meeting (the unanimous recommendation of Dendreon's Board of Directors that Dendreon's stockholders vote to adopt this Agreement being referred to as the "Dendreon Board Recommendation"); and (ii) the Dendreon Board Recommendation shall not be withdrawn or modified in a manner adverse to Corvas, and no resolution by the Board of Directors of Dendreon or any committee thereof to withdraw or modify the Dendreon Board Recommendation in a manner adverse to Corvas shall be adopted or proposed; it being expressly understood that, if the Corvas Board Recommendation is no longer unanimous, it shall be deemed modified in a manner adverse to Dendreon.

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

         (c) Notwithstanding anything to the contrary contained in Section 6.06(b), at any time prior to the adoption of this Agreement by the Required Dendreon Stockholder Vote, the Dendreon Board Recommendation may be withdrawn or modified in a manner adverse to Corvas if: (i) an unsolicited, bona fide written offer is made to Dendreon by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (ii) Dendreon's Board of Directors determines in good faith (after consultation with an independent financial advisor of national reputation) that such offer constitutes a Dendreon Superior Offer; (iv) Dendreon's Board of Directors determines in good faith, based on the advice of its outside legal counsel, that, in light of such Dendreon Superior Offer, failing to withdraw or modify the Dendreon Board Recommendation would be reasonably likely to result in a breach of the fiduciary duties of Dendreon's Board of Directors to the Dendreon's stockholders under applicable laws; (v) the Dendreon Board Recommendation is not withdrawn or modified in a manner adverse to Corvas at any time prior to three business days after Corvas receives written notice from Dendreon confirming that Dendreon's Board of Directors has determined that such offer is a Dendreon Superior Offer; and (vi) neither Dendreon nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.02.

         (d) Dendreon's obligation to call, give notice of and hold the Dendreon Stockholders' Meeting in accordance with Section 6.06(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Dendreon Superior Offer or other Dendreon Acquisition Proposal, or by any withdrawal or modification of the Dendreon Board Recommendation.

         6.07. Legal Conditions to Merger.

         Each of Dendreon and Corvas will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. Each of Dendreon and Corvas will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Dendreon or Corvas in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         6.08. Payment of Taxes.

         (a) Corvas shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

         (b) Dendreon shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

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

         6.09. Affiliates. Within two weeks of the date of this Agreement, Corvas will provide Dendreon with a list of those persons who are, in Corvas' reasonable judgment, "affiliates" of Corvas within the meaning of Rule 145 (each such person who is an "affiliate" of Corvas within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Corvas shall provide Dendreon such information and documents as Dendreon shall reasonably request for purposes of reviewing such list and shall notify Dendreon in writing regarding any change in the identity of its Affiliates prior to the Closing Date.

         6.10. Public Disclosure. Any public disclosures by Dendreon or Corvas with respect to the Combination or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Nondisclosure Agreement.

         6.11. Tax-Free Reorganization.

         (a) Dendreon and Corvas shall each use its best efforts to cause the Combination to be treated as a reorganization within the meaning of Section 368(a) of the Code.

         (b) To the extent permitted under applicable tax laws, the Combination shall be reported as a reorganization within the meaning of Section 368(a) of the Code in all federal, state, and local tax returns after the Effective Time.

         (c) Dendreon presently intends for LLC to continue a significant historic business line of Corvas or use a significant portion of Corvas' historic business assets in a business after the Combination, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

         (d) Dendreon will own 100% of the equity of LLC after the Combination and has no plan or intention to cause LLC to take any action that would result in Dendreon owning less than 100% of the equity of LLC.

         (e) Following the Combination, Dendreon has no plan or intention to merge LLC with or into another corporation (other than Dendreon), sell or dispose of any LLC equity, or cause LLC to sell or dispose of any of its assets or the assets acquired from Corvas and Sub, except for dispositions in the ordinary course of business.

         (f) Dendreon, Sub, LLC, Corvas and the stockholders of Corvas will pay their respective expenses, if any, incurred in connection with the Combination.

         (g) No indebtedness between Dendreon and Corvas, between Sub and Corvas or between LLC and Corvas was issued, acquired or will be settled at a discount.

         (h) At the Effective Time, Dendreon and LLC will not own, nor will either have owned during the past five years, any stock of Corvas.

         (i) At the Effective Time, none of Dendreon, Corvas, Sub or LLC is an investment company as defined Section 368(a)(2)(F)(iii) and (iv) of the Code.

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

         6.12. NASDAQ Quotation. Dendreon shall use its best efforts to cause the shares of Dendreon Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

         6.13. Stock Plans and Other Options.

         (a) At the Effective Time, each outstanding option to purchase shares of Corvas Common Stock under the Corvas Option Plans and each Corvas Non-Plan Option (collectively, "Corvas Stock Options"), whether vested or unvested, shall be converted into and become the right to acquire shares of Dendreon Common Stock, and Dendreon shall assume each such Corvas Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Corvas Option Plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Corvas Stock Option assumed by Dendreon may be exercised solely for shares of Dendreon Common Stock, (ii) the number of shares of Dendreon Common Stock subject to each such Corvas Stock Option shall be equal to the number of shares of Corvas Common Stock subject to such Corvas Stock Option immediately prior to the Effective Time multiplied by the Conversion Number, rounding down to the nearest whole share, (iii) the per share exercise price under each such Corvas Stock Option shall be adjusted by dividing the per share exercise price under such Corvas Stock Option by the Conversion Number and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Corvas Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Corvas Stock Option shall otherwise remain unchanged; provided, however, that each Corvas Stock Option assumed by Dendreon in accordance with this Section 6.13(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The adjustment provisions herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code and which does not modify the incentive stock option within the meaning of Section 424(h) of the Code. The duration and other terms of the Corvas Stock Options assumed by Dendreon shall be the same as the terms of the original option except that all references to Corvas shall be deemed to be references to Dendreon.

         (b) As soon as practicable after the Effective Time, Dendreon shall deliver to the holders of Corvas Stock Options an appropriate notice setting forth such holder's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the Corvas Option Plans or the stock option agreement by which they are evidenced shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). Dendreon shall comply with the terms of the Corvas Option Plans to ensure, to the extent required by, and subject to the provisions of, the Corvas Option Plans, that Corvas Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

         (c) Dendreon shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Dendreon Common Stock for delivery under the Corvas Stock Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time,

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

but in no event later than the third business day following the Closing Date, Dendreon shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Dendreon Common Stock subject to such Corvas Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Corvas Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Dendreon shall administer the Corvas Option Plans assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         (d) As of the Effective Time, the Corvas 1991 Employee Stock Purchase Plan, as amended, (the "Corvas ESPP") shall be terminated. The rights of participants in the Corvas ESPP with respect to any offering period then underway under the Corvas ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Corvas ESPP; provided that the shortening of the offering period shall be effected in a manner that is not a modification of the offer within the meaning of Section 424(h) of the Code. Prior to the Effective Time, Corvas shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.13(d).

         (e) Dendreon shall, prior to the Effective Time, cause Dendreon's Board of Directors to approve the issuance of shares of Dendreon Common Stock (including shares of Dendreon Common Stock to be issued in connection with the exercise of any Corvas Stock Options assumed by Dendreon in the Merger) and the assumption of Corvas Stock Options, with respect to any employees of Corvas who will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3 and will provide a draft of such resolutions to Corvas' outside legal counsel for review prior to adoption. Prior to the Effective Time, the Board of Directors of Corvas shall approve the disposition of Corvas Common Stock in connection with the Merger by those directors and officers of Corvas subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

         6.14. Consents. Each of Dendreon and Corvas shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Dendreon's or Corvas' material agreements, contracts, licenses, or leases in connection with the Combination.

         6.15. Brokers or Finders. Each of Dendreon and Corvas represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Lazard Freres & Co., LLC, whose fees and expenses will be paid by Corvas in accordance with Corvas' agreement with such firm (a copy of which has been delivered by Corvas to Dendreon prior to the date of this Agreement), and Needham & Company, Inc. and SG Cowen Securities Corporation, whose fees and expenses will be paid by Dendreon in accordance with Dendreon's

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

agreement with such firms (copies of which has been delivered by Dendreon to Corvas prior to the date of this Agreement.)

         6.16. Employee Benefits; Employee Issues.

         (a) Dendreon agrees that all employees of Corvas who continue employment with Dendreon or the Continuing Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Continuing Corporation's retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 6.16 or elsewhere in this Agreement shall limit the right of Dendreon or the Continuing Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and (b) if Dendreon or the Continuing Corporation terminates any such retirement, health, vacation or other employee benefit plan, then, the Continuing Employees shall be eligible to participate in Dendreon's health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Dendreon in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Dendreon, credit for service accrued by Continuing Employees (and eligible dependents) for employment with Corvas or any of its Subsidiaries prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations and eligibility waiting periods applicable to any Continuing Employee under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Corvas Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Corvas Employee Plan. Corvas' employees shall be eligible for grants of stock options after the Effective Time under Dendreon's 2000 Equity Incentive Plan and 2002 Broad Based Equity Incentive Plan on the same terms as Dendreon's employees.

         (b) Dendreon shall use all reasonable efforts to enter into appropriate employment agreements with the Chairman of its board of directors, Chief Executive Officer, and President prior to the Effective Time. Nothing in this
Section 6.16 or elsewhere in this Agreement, however, shall be construed to create a right in any employee to employment with Dendreon, the Continuing Corporation or any other Subsidiary of Dendreon and, subject to any binding written agreement between an employee and Dendreon or the Continuing Corporation, the employment of each Continuing Employee shall be "at will" employment.

         6.17. Reports. From and after the Effective Time and so long as necessary in order to permit Corvas' Affiliates to sell the shares of Dendreon Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Dendreon will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Dendreon will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

         6.18. Notification of Certain Matters. Corvas will give prompt notice to Dendreon upon discovery thereof, and Dendreon will give prompt notice to Corvas upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be

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

likely to cause the failure of any of the conditions set forth in Section 7.02(a) or 7.03(a), and (b) any material failure of Corvas or Dendreon, or any director, officer, employee, agent or Representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

         6.19. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         6.20. Continuing Indemnification.

         (a) Dendreon shall guaranty the obligations of Corvas to indemnify its present and former directors and officers, to the extent of, and in accordance with, the Certificate of Incorporation and Bylaws of Corvas as in effect on the date of this Agreement and the Delaware Law. Subject to the Delaware Law, Corvas' Bylaws relating to indemnification shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder. With respect to any claim relating to an occurrence prior to the Effective Time, such guarantee shall be subordinate in all respects to the rights of Corvas and/or such indemnified person under any policy of insurance maintained by Corvas.

         (b) Immediately prior to the Effective Time Corvas will terminate the existing policy of directors' and officers' liability insurance maintained by Corvas (the "Existing D&O Policy") and will obtain a "tail" policy on the Existing D&O Policy until the sixth anniversary of the Effective Time for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time.

         (c) The provisions of this Section 6.20 are intended to be in addition to the rights otherwise available to the current officers and directors of Corvas by law, charter, statute, bylaws or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons. The obligations of Dendreon and the Continuing Corporation under this Section 6.20 shall not be terminated, modified or impaired in such a manner as to adversely affect any Indemnified Person to whom this Section 6.20 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 6.20 applies shall be an express third party beneficiary of this Section 6.20).

         6.21. Board of Directors of Dendreon. Prior to the Effective Time, Dendreon shall take all necessary actions so that, from and after the Effective Time, for a period of eighteen months from the Effective Time and thereafter until duly changed in accordance with applicable law and Dendreon's Certificate of Incorporation and Bylaws as then in effect, the Board of Directors of Dendreon will be comprised of not more than ten directors, unless an increase in the number of directors is authorized by a majority of the Dendreon Board of Directors which majority shall

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

include at least one of the Corvas nominees referred to in the next sentence or their duly appointed successors. Prior to the Effective Time, Dendreon shall take all necessary action (including, if necessary, soliciting and obtaining resignations of serving board members) to cause two nominees of Corvas, who are reasonably acceptable to Dendreon and who are serving members of the Corvas Board of Directors, to be appointed, contingent on the occurrence of the Merger, to the Dendreon Board of Directors. One such director shall be appointed for a term expiring at the Dendreon annual meeting in 2005 and the other for a term expiring at the Dendreon annual meeting in 2006.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

         7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of Corvas as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of Corvas' certificate of incorporation or Bylaws, and the Share Issuance shall have been approved by the requisite vote of the stockholders of Dendreon as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of Dendreon's articles of incorporation or Bylaws.

         (b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings or any proceeding threatened in writing seeking a stop order. The Joint Proxy Statement shall have been delivered to the stockholders of Corvas and Dendreon in accordance with the requirements of the Securities Act and the Exchange Act.

         (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Combination shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending or threatened in writing; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Combination which makes the consummation of the Combination illegal.

         (d) NASDAQ. The shares of Dendreon Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

         7.02. Additional Conditions to Obligations of Dendreon, Sub and LLC. The obligations of Dendreon, Sub and LLC to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Dendreon, Sub and LLC.

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

         (a) Representations and Warranties. The representations and warranties of Corvas set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Corvas as of the Closing; it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded; and Dendreon shall have received a certificate signed on behalf of Corvas by the chief executive officer and the chief financial officer of Corvas to such effect.

         (b) Performance of Obligations of Corvas. Corvas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Dendreon shall have received a certificate signed on behalf of Corvas by the chief executive officer and the chief financial officer of Corvas to such effect.

         (c) Material Adverse Effect. Since the date of this Agreement, there has not been a Material Adverse Effect on Corvas which is continuing as of the Closing.

         (d) No Litigation. There shall not be pending any legal proceeding brought by a Governmental Entity and related to the transactions contemplated by this Agreement in which, in the reasonable judgment of Dendreon, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Corvas.

         (e) Tax Opinion. Dendreon shall have received a legal opinion of Stoel Rives LLP, dated as of the Closing Date and addressed to Dendreon, to the effect that the Combination will constitute a reorganization within the meaning of
Section 368 of the Code, and if Stoel Rives LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to Dendreon. In rendering such opinions, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub and Corvas, and Dendreon, Sub and Corvas shall provide such certificates.

         7.03. Additional Conditions to Obligations of Corvas. The obligation of Corvas to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Corvas.

         (a) Representations and Warranties. The representations and warranties of Dendreon, Sub and LLC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Dendreon as of the Closing; it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and

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

warranties shall be disregarded; and Corvas shall have received a certificate signed on behalf of Dendreon by the chief executive officer and the chief financial officer of Dendreon to such effect.

         (b) Performance of Obligations of Dendreon, Sub and LLC. Dendreon, Sub and LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Corvas shall have received a certificate signed on behalf of Dendreon by the chief executive officer and the chief financial officer of Dendreon to such effect.

         (c) Material Adverse Effect. Since the date of this Agreement, there has not been a Material Adverse Effect on Dendreon which is continuing as of the Closing.

         (d) No Litigation. There shall not be pending any legal proceeding brought by a Governmental Entity and related to the transactions contemplated by this Agreement in which, in the reasonable judgment of Corvas, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Dendreon.

         (e) Tax Opinion. Corvas shall have received a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Corvas, to the effect that the Combination will constitute a reorganization within the meaning of
Section 368 of the Code, and if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Stoel Rives LLP renders such opinion to Corvas. In rendering such opinions, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub and Corvas, and Dendreon, Sub and Corvas shall provide such certificates.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Corvas or Dendreon:

         (a) by mutual written consent of Dendreon and Corvas; or

         (b) by either Dendreon or Corvas if the Merger shall not have been consummated by August 24, 2003 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

         (c) by either Dendreon or Corvas if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Combination, except, if the party relying on such order, decree, or

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

ruling or other action has not complied with its obligations under Section 6.07 of this Agreement; or

         (d) by either Dendreon or Corvas if (i) the Corvas Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Corvas' stockholders shall have taken a final vote on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting by the Required Corvas Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if the failure to obtain the Required Corvas Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

         (e) by either Dendreon or Corvas if (i) the Dendreon Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and completed and Dendreon's stockholders shall have taken a final vote on the Share Issuance, and (ii) the Share Issuance shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Dendreon Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the failure to obtain the Required Dendreon Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

         (f) by Dendreon (at any time prior to the adoption of this Agreement by the Required Corvas Stockholder Vote) if a Corvas Triggering Event shall have occurred; or

         (g) by Corvas (at any time prior to the approval of the Share Issuance by the Required Dendreon Stockholder Vote) if a Dendreon Triggering Event shall have occurred; or

         (h) by Dendreon if (i) any of Corvas' representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.02(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to Corvas Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Corvas' covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.02(b) would not be satisfied; provided, however, that, in the case of (i) or
(ii) above, if an inaccuracy in Corvas' representations and warranties or a breach of a covenant by Corvas is reasonably capable of being cured by Corvas prior to the Termination Date and Corvas is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Dendreon may not terminate this Agreement under this Section 8.01(h) on account of such inaccuracy or breach until the 30th calendar day from the date on which Corvas received a written notice of such breach from Dendreon; or

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

         (i) by Corvas if (i) any of Dendreon's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.03(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Dendreon Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Dendreon's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.03(b) would not be satisfied; provided, however, that, in the case of (i) or
(ii) above, if an inaccuracy in Dendreon's representations and warranties or a breach of a covenant by Dendreon is reasonably capable of being cured by Dendreon prior to the Termination Date and Dendreon is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Corvas may not terminate this Agreement under this Section 8.01(i) on account of such inaccuracy or breach until the 30th calendar day form the date on which Dendreon received a written notice of such breach from Corvas.

         (j) by Corvas at any time prior to the Corvas Stockholders' Meeting if as a result of a Corvas Superior Offer, the board of directors of Corvas (including through a special committee or otherwise) shall have determined in good faith, after considering the advice of its outside legal counsel, that the failure to accept such Corvas Superior Offer would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors to Corvas' stockholders under applicable law.

         8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Dendreon, Corvas, Sub or their respective officers, directors, stockholders, or Affiliates, except as set forth in Section 8.03; provided that (i) the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

         8.03. Fees and Expenses.

         (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Dendreon and Corvas shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

         (b) If (A) (1) this Agreement is terminated by Dendreon or Corvas pursuant to Section 8.01(d), (2) at or prior to the time of such termination a Corvas Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Corvas Acquisition Proposal shall

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

not have been unconditionally and publicly withdrawn by the Person making such Corvas Acquisition Proposal at least five (5) business days prior to the date of the Corvas Stockholders' Meeting, and (4) within nine months after such termination Corvas consummates a Corvas Acquisition Transaction, or (B) this Agreement is terminated by Dendreon pursuant to Section 8.01(f) of (C) this Agreement is terminated by Corvas pursuant to Section 8.01(j), then, in any such case, Corvas shall pay to Dendreon, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $2,187,000. In the case of termination of this Agreement (i) by Corvas or Dendreon pursuant to Section 8.01(d) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after the consummation of such Corvas Acquisition Transaction, or (ii) by Corvas pursuant to Section 8.01(j), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after such termination, or (iii) by Dendreon pursuant to Section 8.01(f), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after such termination.

         (c) If (A) (1) this Agreement is terminated by Dendreon or Corvas pursuant to Section 8.01(e), (2) at or prior to the time of such termination a Dendreon Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Dendreon Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Dendreon Acquisition Proposal at least five (5) business days prior to the date of the Dendreon Stockholders' Meeting, and (4) within nine months after such termination Dendreon consummates a Dendreon Acquisition Transaction, or (B) this Agreement is terminated by Corvas pursuant to Section 8.01(g), then Dendreon shall pay to Corvas, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $2,187,000. In the case of termination of this Agreement (i) by Corvas or Dendreon pursuant to Section 8.01(e) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Dendreon within two business days after the consummation of such Dendreon Acquisition Transaction or (ii) by Corvas pursuant to Section 8.01(g), then the fee referred to in the preceding sentence shall be paid by Dendreon within two business days after such termination.

         (d) Corvas acknowledges that the agreements contained in this Section
8.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Dendreon would not enter into this Agreement; accordingly, if Corvas fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Dendreon makes a claim that results in a judgment against Corvas for the amounts set forth in this Section 8.03, Corvas shall pay to Dendreon interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         (e) Dendreon acknowledges that the agreements contained in this Section
8.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Corvas would not enter into this Agreement; accordingly, if Dendreon fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Corvas makes a claim that results in a judgment against Dendreon for the amounts set forth in this

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Section 8.03, Dendreon shall pay to Corvas interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         (f) Payment of the fees and interest described in this Section 8.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

         8.04. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Corvas or of Dendreon, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.03, 1.04, 2.01, 2.02, 6.12, 6.13, 6.16, 6.20, 6.21 and this Article IX. Each of (i) the Nondisclosure Agreement and (ii) the Mutual Exclusivity and Standstill Agreement, dated as of February 14, 2003, between Corvas and Dendreon (the "Standstill Agreement") shall survive the execution and delivery of this Agreement.

         9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Dendreon, Sub or LLC, to:

               Dendreon Corporation
               3005 First Avenue
               Seattle, Washington 98121
               Attention:  Chairman

               with a required copy to (which alone shall not constitute notice):

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

               Stoel Rives LLP
               600 University Street
               Suite 3600
               Seattle, Washington 98101

               Attention:  L. John Stevenson, Jr.

         (i)   if to Corvas, to:

               Corvas International, Inc
               3030 Science Park Roak
               San Diego, California 92121
               Attention:  Chairman

               with a required copy to (which alone shall not constitute notice):

               Cooley Godward LLP
               4401 Eastgate Mall
               San Diego, CA  92121-1909

               Attention: Barbara L. Borden, Esq.
                          Carl R. Sanchez, Esq.

         9.03. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

         9.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.05. Entire Agreement, No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Nondisclosure Agreement and the Standstill Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW. In the event of any

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

claim being made under this Agreement, the parties agree that, in no event shall punitive or exemplary damages or attorney's fees ( except as provided in Sections 8.03(d) or (e) with respect to attorney's fees) be awardable and hereby agree not to assert and hereby waive any and all right to claim such damages or awards.

         9.07. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         9.08. Definitions. For purposes of this Agreement, the following terms shall have the respective meaning set forth below:

         "Corvas Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Dendreon) contemplating or otherwise relating to any Corvas Acquisition Transaction.

         "Corvas Acquisition Transaction" shall mean any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which
(1) Corvas is a constituent corporation, (2) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Corvas, or (3) Corvas issues securities representing more than 20% of the outstanding securities of any class of voting securities of Corvas; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Corvas; or (iii) any liquidation or dissolution of Corvas.

         "Corvas Intellectual Property Assets" means all Intellectual Property Assets owned by Corvas, used in the business of Corvas as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Corvas Products in the jurisdictions in which Corvas is presently selling or distributing, or contemplating selling or distributing, the Corvas Products. "Corvas Intellectual Property Assets" includes, without limitation, the Corvas Products.

         "Corvas Nondisclosure Contracts" means all nondisclosure or confidentiality agreements entered into between Corvas and any Person in connection with disclosures by Corvas relating to the Corvas Products or the other Corvas Intellectual Property Assets.

         "Corvas Products" means any product being designed, developed, tested, manufactured, marketed, sold or distributed by Corvas.

         "Corvas Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party (other than Dendreon) for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender

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

offer) or similar transaction on terms that the Board of Directors of Corvas determines, in its reasonable judgment, after consultation with an independent financial advisor of national reputation, to be more favorable to Corvas' stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Corvas Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

         "Corvas Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Corvas shall have failed to unanimously recommend that Corvas' stockholders vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to Dendreon the Corvas Board Recommendation; it being expressly understood that if the Corvas Board Recommendation is no longer unanimous it shall be deemed modified in a manner adverse to Dendreon, (ii) Corvas shall have failed to include in the Joint Proxy Statement the Corvas Board Recommendation, (iii) the Board of Directors of Corvas fails to unanimously reaffirm the Corvas Board Recommendation, or fails to unanimously reaffirm its determination that the this Agreement and the Combination is in the best interests of Corvas' stockholders, within five business days after Dendreon requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of Corvas shall have approved, endorsed or recommended any Corvas Acquisition Proposal; (v) Corvas shall have entered into any letter of intent or similar document or any contract relating to any Corvas Acquisition Proposal; (vi) Corvas shall have failed to hold the Corvas Stockholders' Meeting within 45 days after the Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Corvas shall have been commenced and Corvas shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Corvas recommends rejection of such tender or exchange offer, it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer; or (viii) a Corvas Acquisition Proposal is publicly announced, and Corvas
(A) fails to issue a press release announcing its opposition to such Corvas Acquisition Proposal within five business days after such Corvas Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Corvas Acquisition Proposal.

         "Dendreon Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Corvas) contemplating or otherwise relating to any Dendreon Acquisition Transaction.

         "Dendreon Acquisition Transaction" shall mean any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which
(1) Dendreon is a constituent corporation, (2) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Dendreon, or (3) Dendreon issues securities representing more than 20% of the outstanding securities of any class of voting securities of Dendreon; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or

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

account for 20% or more of the consolidated net revenues, net income or assets of Dendreon; or (iii) any liquidation or dissolution of Dendreon.

         "Dendreon Intellectual Property Assets" means all Intellectual Property Assets owned by Dendreon, used in the business of Dendreon as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Dendreon Products in the jurisdictions in which Dendreon is presently selling or distributing, or contemplating selling or distributing, the Dendreon Products. "Dendreon Intellectual Property Assets" includes, without limitation, the Dendreon Products.

         "Dendreon Nondisclosure Contracts" means all nondisclosure or confidentiality agreements entered into between Dendreon and any Person in connection with disclosures by Dendreon relating to the Dendreon Products or the other Dendreon Intellectual Property Assets.

         "Dendreon Products" means any product being designed, developed, tested, manufactured, marketed, sold or distributed by Dendreon.

         "Dendreon Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party (other than Corvas) for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction on terms that the Board of Directors of Dendreon determines, in its reasonable judgment, after consultation with an independent financial advisor of national reputation, to be more favorable to Dendreon's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Dendreon Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

         "Dendreon Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Dendreon shall have failed to unanimously recommend that Dendreon's stockholders vote to approve the Share Issuance, or shall for any reason have withdrawn or shall have modified in a manner adverse to Corvas the Dendreon Board Recommendation; it being expressly understood that if the Dendreon Board Recommendation is no longer unanimous it shall be deemed modified in a manner adverse to Corvas, (ii) Dendreon shall have failed to include in the Joint Proxy Statement the Dendreon Board Recommendation, (iii) the Board of Directors of Dendreon fails to unanimously reaffirm the Dendreon Board Recommendation, or fails to unanimously reaffirm its determination that the Share Issuance is in the best interests of Dendreon's stockholders, within five business days after Corvas requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of Dendreon shall have approved, endorsed or recommended any Dendreon Acquisition Proposal; (v) Dendreon shall have entered into any letter of intent or similar document or any contract relating to any Dendreon Acquisition Proposal; (vi) Dendreon shall have failed to hold the Dendreon Stockholders' Meeting within 45 days after the Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Dendreon shall have been commenced and Dendreon shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Dendreon recommends rejection of such tender or exchange offer, it being understood that taking no position or indicating its inability to take a position does not constitute recommending

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

a rejection of such tender or exchange offer; or (viii) a Dendreon Acquisition Proposal is publicly announced, and Dendreon (A) fails to issue a press release announcing its opposition to such Dendreon Acquisition Proposal within five business days after such Dendreon Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Dendreon Acquisition Proposal.

         "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         "Intellectual Property Assets" means: (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (B) all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications therefor (collectively, "Marks"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results (collectively, "Trade Secrets"); (E) goodwill, franchises, licenses, technical information and claims of infringement against third parties; and (F) customer lists and telephone numbers and business strategies.

         "knowledge of a corporation" shall mean knowledge of any one or more of its executive officers.

         "Material Adverse Effect." An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Corvas if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Corvas, (ii) the prospects of Corvas' lead drug candidate, (iii) the ability of Corvas to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iv) Dendreon's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Continuing Corporation; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Corvas: (A) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Corvas caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (B) any failure by Corvas to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or which revenues or earnings are released), (C) any adverse change, effect or occurrence attributable to the U.S. economy as a whole, the industries in which Corvas competes or the foreign economies in any Non-U.S. locations where Corvas has material operations or sales, (D) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any

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threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Dendreon if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Dendreon, (ii) the prospects of Dendreon's lead drug candidate, or (iii) the ability of Dendreon to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Dendreon: (A) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Dendreon and its Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (B) any failure by Dendreon to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or which revenues or earnings are released), (C) any adverse change, effect or occurrence attributable to the U.S. economy as a whole, the industries in which Dendreon competes or the foreign economies in any Non-U.S. locations where Dendreon has material operations or sales, (D) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

         "Nondisclosure Agreement" shall mean the Mutual Nondisclosure Agreement dated February 11, 2003 between Dendreon and Corvas.

         "Person" shall mean any individual, Entity or Governmental Entity.

         "Representative" shall mean any party's respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its affiliates.

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         IN WITNESS WHEREOF, Dendreon, Sub, LLC and Corvas have caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        DENDREON CORPORATION

                                        By:_____________________________
                                               Its:_____________________


                                        SEAHAWK ACQUISITION, INC.

                                        By:_____________________________
                                               Its:_____________________


                                        CHARGER PROJECT LLC

                                        By:_____________________________
                                               Its:_____________________


                                        CORVAS INTERNATIONAL, INC.

                                        By:_____________________________
                                               Its:_____________________

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